UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Veritex Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2019

NOTICE IS HEREBY GIVEN that the 2019 annual meeting of shareholders (the “Annual Meeting”) of Veritex Holdings, Inc. (the “Company”) will be held as follows:

TIME AND DATE	5:00 p.m., Central Time Tuesday, May 21, 2019
PLACE	8214 Westchester Drive, Suite 735 Dallas, Texas 75225
ITEMS OF BUSINESS
1.    Election of nine directors of the Company;
2.    Approval of the Company’s 2019 Amended and Restated Omnibus Incentive Plan;
3.    Approval of the issuance of shares of common stock underlying certain equity awards made in January 2019;
4.    Non-binding advisory vote on the compensation of the Company’s named executive officers;
5.    Non-binding advisory vote on the frequency of shareholder advisory votes on executive compensation;
6.    Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019; and
7.    Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE
Only shareholders of record of Company common stock at the close of business on March 25, 2019 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. For instructions on voting, please refer to the enclosed proxy card or voting information form. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the principal place of business of the Company during ordinary business hours for a period of 10 days prior to the Annual Meeting. This list also will be available for inspection to shareholders who are present at the Annual Meeting.

By Order of the Board of Directors,

C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer and President
Dallas, Texas April 19, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to Be Held on May 21, 2019: the proxy statement, the accompanying notice of the Annual Meeting, a form of proxy card and our 2018 annual report to shareholders are available at http://ir.veritexbank.com/phoenix.zhtml?c=253740&p=proxy. To obtain directions to attend the Annual Meeting in person, please contact us at (972) 349-6132.

Your Vote is Important
Whether or not you plan to attend the Annual Meeting, please read the proxy statement in its entirety and then vote by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed envelope, or vote over the Internet pursuant to the instructions provided in the enclosed proxy card. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised. See “About the Annual Meeting—May I change my vote after I have submitted a proxy?” for more information on how to vote your shares or revoke your proxy.

VERITEX HOLDINGS, INC.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225

PROXY STATEMENT FOR
2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2019
Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” “our company,” the “Company” or “Veritex” refer to Veritex Holdings, Inc., a Texas corporation, and its consolidated subsidiaries as a whole; references to the “Bank” refer to Veritex Community Bank, a wholly owned subsidiary of the Company. In addition, unless the context otherwise requires, references to “shareholders” are to the holders of our common stock, par value $0.01 per share (the “common stock”).
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2019 annual meeting of shareholders of the Company to be held on Tuesday, May 21, 2019, at 5:00 p.m., Central Time, at 8214 Westchester Drive, Dallas, Texas, Suite 735, and any adjournment or postponement thereof (the “Annual Meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the Annual Meeting. This proxy statement, the notice of the Annual Meeting, the 2018 annual report to shareholders, and the proxy card (collectively, the “proxy materials”) are first being sent on or about April 19, 2019 to shareholders of record entitled to vote at the Annual Meeting at the close of business on March 25, 2019. You should read this entire proxy statement carefully before voting.
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to Be Held on May 21, 2019
This proxy statement and the Company’s 2018 annual report to shareholders are available at http://ir.veritexbank.com/phoenix.zhtml?c=253740&p=proxy. We encourage you to access and review all of the information in the proxy materials before voting.

ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting is scheduled to take place at 5:00 p.m., Central Time, on Tuesday, May 21, 2019, at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on the following proposals:

•	Proposal 1. Election of nine directors of the Company;

•	Proposal 2. Approval of the Company’s 2019 Amended and Restated Omnibus Incentive Plan;

•	Proposal 3. Approval of the issuance of shares of common stock underlying certain equity awards made in January 2019;

•	Proposal 4. Non-binding advisory vote on the compensation of the Company’s named executive officers;

•	Proposal 5. Non-binding advisory vote on the frequency of shareholder advisory votes on executive compensation; and

•	Proposal 6. Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.
Shareholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. Members of our management team will be present at the Annual Meeting.
Who are the nominees for directors?
The following nine persons have been nominated for election as directors:
C. Malcolm Holland, III
Pat S. Bolin
William D. Ellis
Ned N. Fleming, III
Mark C. Griege
Steven D. Lerner
Manuel J. Mehos
Gregory B. Morrison
John T. Sughrue

Messrs. Blake Bozman and Gordon Huddleston and Ms. April Box resigned from our Board, effective as of January 1, 2019. Mr. Bozman served on our Board since 2009, and Mr. Huddleston and Ms. Box each served on our Board since 2017. Each former director has elected to continue to serve as an advisor to our Board. The Company thanks Messrs. Bozman and Huddleston and Ms. Box for their dedicated service to the Company.
Who is entitled to vote at the Annual Meeting?
The holders of record of outstanding common stock at the close of business on March 25, 2019, which is the date that the Board has fixed as the record date for the Annual Meeting (the “record date”), are entitled to vote at the Annual Meeting. Each holder of record of our outstanding common stock on the record date will be entitled to one vote for each share of common stock registered in such holder’s name on each matter to be voted upon at the Annual Meeting. On the record date, 54,352,704 shares of common stock were outstanding.
How do I vote?
You may vote your shares of common stock either in person at the Annual Meeting or by proxy. The process for voting your shares depends on how your shares are held, as described below.

Shareholders of Record: Shares Registered in Your Name
If you are a shareholder of record on the record date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote in person. If you are a shareholder of record and want to vote your shares by proxy, you have two ways to vote:

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By Mail: Indicate on the proxy card(s) applicable to your common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the Annual Meeting.

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Over the Internet: Visit the website www.cstproxyvote.com. Have your proxy card in hand when you access the website. Enter your control number from your proxy card and follow the instructions for Internet voting on that website.

Please refer to the specific instructions set forth in your proxy card for additional information on how to vote. Voting your shares by proxy will enable your shares of common stock to be represented and voted at the Annual Meeting if you do not attend the Annual Meeting and vote your shares in person.
We must receive your proxy card by mail by no later than the time the polls close for voting at the Annual Meeting for your vote to be counted at the Annual Meeting. Please note that Internet voting will close at 10:59 p.m., Central Time, on May 20, 2019.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you hold your shares in “street name,” your bank, broker or other nominee should provide you with a voting instruction card and our proxy materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card but do not provide voting instructions with respect to one or more proposals, then your broker will be unable to vote your shares with respect to each proposal as to which you provide no voting instructions, except that your broker has the discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 6). If your shares of common stock are held in “street name,” your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on your proxy card or voting instruction card.
To vote the shares that you hold in “street name” in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee (i) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit on the record date by that broker, bank or other nominee and (iii) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Annual Meeting. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares. This proxy statement and the proxy card are being sent directly to you by Continental Stock Transfer & Trust Company at our request.
If your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement and the proxy card or voting instruction card are being forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting present in person or represented by proxy, shall constitute a quorum for the transaction of business. On the record date, 54,352,704 shares of common stock were outstanding.

What is a broker non-vote?
A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 6). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to any other proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of all of the nominees for director;
Proposal 2—FOR the approval of our 2019 Amended and Restated Omnibus Incentive Plan;
Proposal 3—FOR the approval of the issuance of shares of common stock underlying certain equity awards made in January 2019;
Proposal 4—FOR the approval of, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
Proposal 5—FOR future non-binding advisory votes on executive compensation to occur on an annual basis; and
Proposal 6—FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares in accordance with the Board’s recommendations described above in “—What are the Board’s recommendations on how I should vote my shares?”
If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 6).
What are my choices when voting?
Your choices when voting are as follows:
Proposal 1—Election of directors—You may vote for all director nominees or you may withhold your vote as to one or more director nominees.
Proposal 2—Approval of our 2019 Amended and Restated Omnibus Incentive Plan—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.

Proposal 3—Approval of the issuance of shares of common stock underlying certain equity awards made in January 2019 —You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
Proposal 4—Approval of, on a non-binding advisory basis, the compensation of our named executive officers—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
Proposal 5—Advisory vote on the frequency of future non-binding, advisory votes on executive compensation—You may vote for such votes to occur every year, every two years or every three years, or abstain from voting on the proposal.
Proposal 6—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
What percentage of the vote is required to approve each proposal?
The following votes are required to approve each proposal:
Proposal 1—Election of directors—The affirmative vote of a plurality of the votes cast at the Annual Meeting.
Proposal 2—Approval of our 2019 Amended and Restated Omnibus Incentive Plan—The affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 3— Approval of the issuance of shares of common stock underlying certain equity awards made in January 2019 —The affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 4—Approval of, on a non-binding advisory basis, the compensation of our named executive officers—The affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 5—Advisory vote on the frequency of future non-binding, advisory votes on executive compensation—The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt this resolution. If none of the three frequency options receives the vote of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) that receives the highest number of votes cast by shareholders to be the frequency that is recommended by shareholders.
Proposal 6—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—The affirmative vote of a majority of the votes cast at the Annual Meeting.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum. Your broker will have discretionary authority to vote your shares with respect to the ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal 6) so we do not expect any broker non-votes in connection with that proposal. Broker non-votes and abstentions are not considered votes cast and will have no effect on the outcome of the votes on Proposals 1, 2, 3, 4 or 5 (and, in the case of abstentions, on Proposal 6).
May I change my vote after I have submitted a proxy?
Yes. Regardless of the method used to cast a vote, if you are a shareholder of record, you may change your vote by:

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delivering to us a written notice of revocation addressed to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Corporate Secretary, no later than the time the polls close for voting at the Annual Meeting;

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completing, signing and returning a new proxy card with a later date than your original proxy card, no later than the time the polls close for voting at the Annual Meeting, and any earlier proxy will be revoked automatically;

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casting a new vote over the Internet by visiting the website specified in your proxy card and following the instructions indicated on the proxy card before the Internet voting deadline of 10:59 p.m., Central time, on May 20, 2019; or

•
attending the Annual Meeting and voting in person, and any earlier proxy will be revoked. However, attending the Annual Meeting in person will not automatically revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
Our Board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or through other means of communication, such as e-mail, without being paid additional compensation for such services. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of our common stock.
Are there any other matters to be acted upon at the Annual Meeting?
Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the notice of the Annual Meeting, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the Annual Meeting. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.
Where can I find voting results?
We will publish the voting results in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
How can I communicate with the Board?
To communicate with the Board, shareholders should submit their comments by sending written correspondence via mail or courier to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Corporate Secretary; or via e-mail to scaudle@veritexbank.com. Shareholder communications will be sent directly to the specific director or directors indicated in the communication or to all members of the Board if not specified.

PROPOSAL 1. ELECTION OF DIRECTORS

Number of Directors; Term of Office
Our bylaws currently provide that the number of directors which shall constitute the entire Board, shall not be less than seven and shall not be more than nine. However, in connection with a merger or acquisition involving us or our subsidiaries, the number of directors may be increased to 11 with the consent of 75% or more of the members of the Board to allow for the appointment of one or more persons who are associated with a party to the transaction to fill a newly created position. Each director shall hold office until the next succeeding annual meeting of shareholders and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.
Our Board presently has nine members and our Board has nominated nine nominees to be elected at the Annual Meeting. If elected, all nominees will serve for a term commencing on the date of the Annual Meeting and continuing until the 2020 annual meeting of shareholders or until each person’s successor is duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees. Each of the nominees listed below is currently serving as a director on the Board and, except for Messrs. Mehos, Lerner and Ellis, each nominee was previously elected by our shareholders.
Nominees for Election
The following table sets forth the name, age and positions with us for each nominee for election as a director:

Name of Nominee	Age	Position(s) Held in the Company	Director Since
C. Malcolm Holland, III	59	Chairman of the Board, Chief Executive Officer and President	2009
Pat S. Bolin[1]	68	Director	2011
William D. Ellis[2]	56	Director	2019
Ned N. Fleming, III[1,2]	58	Director	2017
Mark C. Griege[1,3]	60	Director	2009
Steven D. Lerner[2]	65	Director	2019
Manuel J. Mehos[1,3]	64	Director	2019
Gregory B. Morrison[2]	59	Director	2017
John T. Sughrue[3]	58	Director	2009
1 Member, Compensation Committee
2 Member, Audit Committee
3 Member, Corporate Governance and Nominating Committee

C. Malcolm Holland, III.    C. Malcolm Holland, III founded Veritex and has been Chairman of the Board, Chief Executive Officer and President of Veritex since 2009, and Chairman of the board of directors, Chief Executive Officer and President of the Bank since its inception in 2010. Prior to his service at Veritex, Mr. Holland served in various analyst, lending and executive management positions in the Dallas banking market from 1982 to 2009. Mr. Holland is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2016. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church and currently serves as a board member for Cannae Holdings, Inc. He served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982. With over 35 years of banking experience in the Dallas metropolitan area, Mr. Holland’s extensive business and banking experience and his community involvement and leadership skills qualify him to serve on our Board and as its Chairman.
Pat S. Bolin.    Pat S. Bolin joined our Board in March 2011 upon our acquisition of Fidelity Bank of Dallas. Mr. Bolin is the Executive Chairman of the board directors of Eagle Oil & Gas Co., a private independent oil and gas company based in Dallas founded by Mr. Bolin in 1976. Mr. Bolin began his professional career as a landman for Mitchell Energy Corp. in 1973. Mr. Bolin currently serves on the board of directors of Fidelity Bank in Wichita Falls, Texas and its holding company, FB Bancshares, Inc. Mr. Bolin received a Bachelor of Arts in Psychology from Southern Methodist University in 1973. Mr. Bolin’s diverse business and community banking experience, along with his extensive community involvement, qualify him to serve on our Board.

William D. Ellis.     William D. Ellis joined our Board in 2019, having served as Vice Chairman at Green Bancorp, Inc. (“Green”) since October 1, 2015 and as Vice Chairman at Green Bank N.A. (“Green Bank”) since October 1, 2015. Previously, he was the Founder and Chairman of Patriot Bancshares, Inc., headquartered in Houston, and served as its Chief Executive Officer and a director from its inception in 2005. Prior to his tenure with Patriot Bancshares, Inc., Mr. Ellis held senior executive positions with several other financial institutions, including Texas Regional President for Union Planters Bank in Houston and Senior Vice President Regional Retail Banking Manager for BB&T in Washington, D.C. He currently serves on The Board of Advocates of The Truett Seminary at Baylor University and is a former director of Theater Under the Stars and Mission Centers of Houston. Mr. Ellis received his Bachelor of Science from Mississippi College and his Master of Business Administration from the University of North Alabama. Mr. Ellis's qualifications to serve on our Board include his leadership of Patriot Bancshares, Inc. since its inception, his extensive experience in the banking industry and his longstanding relationships within the business, political and charitable communities.
 Ned N. Fleming, III.     Ned N. Fleming served on our Board from 2009 to 2013 and as a Board observer from 2013 to 2016. Mr. Fleming rejoined our Board and has served as a director since 2017. Mr. Fleming is a founder and Managing Partner of SunTx Capital Partners. He serves as Chairman of Construction Partners, NationsBuilders Insurance Services and Big Outdoor, LLC. Mr. Fleming also serves as Vice-Chairman of Interface Security Systems. Prior to his time at SunTx Capital Partners, Mr. Fleming served as President and Chief Operating Officer of Spinnaker Industries, a publicly traded materials manufacturing company, until its sale in 1999. During his tenure, the company transformed from a small regional manufacturing business into a publicly traded acquisition platform with a national footprint. Previously, Mr. Fleming worked at a Dallas-based private investment firm where he led acquisitions in the food and beverage and defense industries. Prior to that, Mr. Fleming was a consultant for The Boston Consulting Group, and worked for Fleming Companies. Mr. Fleming holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts in Political Science from Stanford University. His significant financial expertise and leadership of SunTx Capital Partners and business experience with publicly traded companies qualify him to serve on our Board.
Mark C. Griege.    Mark C. Griege has served on our Board since 2009. Mr. Griege is the Chief Executive Officer of RGT Wealth Advisors, a large independent wealth management firm based in Dallas, which he co-founded in 1985. Mr. Griege received a Bachelor of Business Administration from Southern Methodist University in 1981 and a Juris Doctor from the University of Texas School of Law in 1985. His significant experience and leadership at RGT Wealth Advisors brings a variety of investment and business perspectives and insights to our Board and qualifies him to serve on our Board.
Steven D. Lerner.    Steven D. Lerner joined our Board in 2019. He was an independent director, Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee at Green and served as a director of Green Bank from 2006 to 2019. Mr. Lerner is the Chief Executive Officer of TRC Ventures, L.P. (formerly The Redstone Companies, LP). Previously, he held the position of President of Redstone Companies Real Estate, LLC and was Executive Vice President and General Counsel of The Redstone Companies and numerous Redstone-related entities since 1998. Before that, Mr. Lerner was a partner of the Houston law firm now known as Schlanger, Silver, Barg & Paine, LLP. He is a member of the State Bar of Texas. Mr. Lerner received a Juris Doctor with honors from the University of Texas School of Law, where he was a member of the Texas Law Review. Mr. Lerner is also the Vice-Chairman of Harris County Improvement District #1 (the Uptown District in Houston). Mr. Lerner’s extensive financial and investment experience, including his significant financial and accounting expertise, his experience in the development of and investment in real estate, his longstanding relationships within the business, political and charitable communities, as well as his previous service with Green and Green Bank, qualifies him to serve on our Board.
Manuel J. Mehos.    Manuel J. Mehos joined our Board in 2019. Mr. Mehos served as chairman of the board of directors of Green Bank and served as Chairman and Chief Executive Officer of Green since its inception in 2004. Prior to founding Green in 2004, Mr. Mehos was the founder, Chairman of the board of directors and Chief Executive Officer of Coastal Bancorp, Inc. and its banking subsidiary, Coastal Banc, a publicly-traded company that was later acquired by Hibernia Corporation. Mr. Mehos is a Certified Public Accountant. He currently serves as a director on the board for Sentinel Trust Company. He has served as a director on the board for Federal Home Loan Bank of Dallas, Texas Finance Commission, Texas Savings & Community Bankers Association and America's Community Bankers. Mr. Mehos received his Bachelor of Business Administration and Master of Business Administration from the University of Texas. Mr. Mehos' qualifications to serve on our Board include his extensive experience in the banking industry and his previous experience serving as chairman of the board of directors of publicly-traded companies.
Gregory B. Morrison.    Gregory B. Morrison has served on our Board since 2017 and on the Bank’s board of directors since December 2016. Mr. Morrison is the Chief Information Officer of Cox Enterprises, Inc. and is responsible for all facets of the corporation’s information systems and transaction processing requirements. From 1989 to 2002, Mr. Morrison served as Vice President of Information at Prudential Financial, Inc. From January to November 2000, Mr. Morrison served as Chief Operating Officer for RealEstate.com. Mr. Morrison earned his Bachelor of Science from South Carolina State University in math and physics, and a Master of Science in industrial engineering from Northwestern University. Mr. Morrison’s significant leadership and technical experience as Chief Information Officer of Cox Enterprises, Inc. qualifies him to serve on our Board.
John T. Sughrue.    John T. Sughrue has served on our Board since 2009. Mr. Sughrue currently serves as the Chairman of FIG Enterprises, Inc., the parent company of the Fashion Industry Gallery, a boutique wholesale venue for the fashion retail trade. Mr. Sughrue also serves as a director and the Chief Executive Officer of Brook Partners, Inc., a diversified real estate company based in Dallas, which he founded in 1994. Mr. Sughrue received a Bachelor of Arts in Economics from Harvard College in 1982 and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College in 1988. Mr. Sughrue’s significant business experience and community involvement qualifies him to serve on our Board.
Shareholder Approval
The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each of the nominees for director.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE TO THE BOARD.

COMPENSATION OF DIRECTORS
During 2018, each of our non-employee directors received a cash retainer of $18,000 for his or her service as a director of the Company. In addition, the chair of the Audit Committee, the chair of the Compensation Committee and the chair of the Corporate Governance and Nominating Committee received an additional cash retainer of $10,000, $7,500 and $5,000, respectively, for their service in those roles. Each director serving on any committee of the Board received an additional cash retainer of $2,500 for his or her service on a committee. Any director who was also an employee did not receive any fees or other compensation for their service as a director of the Company.
The following table sets forth compensation paid, earned or awarded during 2018 to each of our non-employee directors. Each of our current non-employee directors is also a director serving on the board of directors of the Bank. In accordance with our director compensation policy, the aggregate amounts reflected below were paid to directors for their service on the Board and the board of directors of the Bank. All of the amounts shown in the table below were paid by the Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Pat S. Bolin	$26,750	$56,700	$83,450
April Box[2]	20,500	56,700	77,200
Blake Bozman[2]	25,500	56,700	82,200
T.J. Falgout[3]	7,500	28,322	35,822
Ned N. Fleming, III	30,500	56,700	87,200
Mark Griege	28,000	56,700	84,700
Gordon Huddleston[2]	26,750	56,700	83,450
Michael A Kowalski[3]	12,708	28,322	41,030
Thomas J. Mastor[3]	5,350	28,322	33,672
Gregory Morrison	26,750	56,700	83,450
John Sughrue	25,500	56,700	82,200
1 The amounts shown in this column include 2,000 restricted stock units ("RSUs") awarded to directors on March 22, 2018. The RSUs are disclosed as the aggregate grant date fair value of the awards, determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in note 19 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.
2 Ms. April Box and Messrs. Blake Bozman and Gordon Huddleston resigned from our Board, effective as of January 1, 2019. Each former director has elected to continue to act as an advisor to our Board.
3 Messrs. T.J. Falgout, Michael A. Kowalski and Thomas J. Mastor retired from our Board, effective as of May 15, 2018.

In January 2019, the Compensation Committee granted an additional 55,739 restricted stock units ("RSUs") to the non-employee members of our Board and to Ms. Box and Messrs. Bozman and Huddleston, who have continued to act as advisors to the Board (collectively, the "Director RSU Recipients"). See "Proposal 3. Approval of the Issuance of Shares of Common Stock Underlying Certain Equity Awards Made in January 2019."
All non-employee directors have been and will continue to be reimbursed for their reasonable out-of-pocket travel, food, lodging and other expenses incurred in attending meetings of our Board or any committees thereof. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of formation and bylaws, as well as the articles of association and bylaws of the Bank.

BOARD AND COMMITTEE MATTERS
Board Meetings
Our Board met 12 times during the 2018 fiscal year (including regularly scheduled and special meetings). During the 2018 fiscal year, each director participated in 75% or more of the total number of meetings of the Board (held during the period for which he or she was a director) and each director participated in at least 75% or more of the aggregate of the total number of meetings of all committees of the Board on which he or she served (held during the period that he or she served). It is our recommendation that each director standing for election at the Annual Meeting attend the Annual Meeting in person. We anticipate all of our nominees for election will attend the Annual Meeting.
Director Independence
Under the applicable rules of the Nasdaq Stock Market, LLC (“Nasdaq”), a majority of the members of our Board are required to be independent. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.
Our Board has evaluated the independence of each director and nominee based on these rules. Applying these standards, our Board has determined that, with the exception of Mr. Holland, each of our current directors and nominees qualifies as an independent director under applicable rules. Prior to their resignation from our Board, our Board had previously determined that each of our former directors Ms. April Box and Messrs. Blake Bozman, Gordon Huddleston, T.J. Falgout, Michael Kowalski and Thomas J. Mastor qualified as an independent director, while Mr. William C. Murphy did not, in each case under applicable rules at the time of their service. Ms. Box and Messrs. Bozman and Huddleston resigned from our Board effective January 1, 2019 but have continued to serve as advisors to the Board; Mr. Murphy resigned from our Board effective October 19, 2018; and Messrs. Falgout, Kowalski and Mastor retired from our Board effective May 15, 2018. In making these determinations, our Board considered the current and prior relationships that each director and nominee has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each director and nominee, and the transactions described under the heading “Certain Relationships and Related Person Transactions” in this proxy statement.
Board Leadership Structure
C. Malcolm Holland, III currently serves as Chairman of the Board and our Chief Executive Officer and President. Mr. Holland’s primary duties are to lead our Board in establishing our overall vision and strategic plan and to lead our management in carrying out that plan.
Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as our Board believes that it is in the best interests of our company to make that determination from time to time based on the position and direction of our company and the membership of our Board. Our Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of our company and the banking industry. Our Board views this arrangement as also providing an efficient nexus between our company as a whole and our Board, enabling our Board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before our Board in a timely manner. Our Board does not have a lead independent director.

Risk Management and Oversight
Our Board is responsible for oversight of management and the business and affairs of our company, including those relating to management of risk. Our Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee assists our Board in assessing and managing our exposure to risk, including major financial risk exposures. The Compensation Committee is responsible for reviewing the relationship between our risk management policies and practices, corporate strategy and compensation arrangements, and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk-taking. Our Corporate Governance and Nominating Committee monitors the risks associated with the independence of our Board. Management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Compensation Policies and Practices and Risk Management
We do not believe any risks arise from our compensation policies and practices for our executive officers and other employees that are reasonably likely to have a material adverse effect on our business, results of operations or financial condition.
Board Committees
Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
In the future, our Board may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of formation and bylaws.
Audit Committee
The current members of our Audit Committee are Gregory B. Morrison, Ned. N. Fleming, III, Steven D. Lerner and William D. Ellis, with Mr. Lerner serving as chair. Our Board has evaluated the independence of the members of the Audit Committee and has determined that (i) each of the members is independent under the applicable rules of Nasdaq, (ii) each of the members satisfies the additional independence standards under applicable SEC rules for Audit Committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Lerner has the requisite financial sophistication to qualify an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee met five times in 2018.
The Audit Committee has responsibility for, among other things:

•	appointing our independent auditors and pre-approving and overseeing the services to be performed by our independent auditors;

•	reviewing the performance and independence of our independent auditors and approving, in advance, all engagements and fee arrangements;

•	overseeing the annual audit and quarterly reviews of our financial statements;

•
meeting with management, our internal auditors and our independent auditors to review the adequacy and effectiveness of our accounting policies and our system of internal control over financial reporting, including our internal audit procedures;

•	preparing the annual Audit Committee report and reviewing our earnings press releases;

•	reviewing our policies relating to the ethical handling of conflicts of interest and reviewing past and proposed transactions between us and members of management; and

•	performing such additional activities, and considering such other matters, within the scope the Audit Committee’s responsibilities as the committee or the Board deems necessary or appropriate.

Our Audit Committee has adopted a written charter that sets forth the committee’s duties and responsibilities. The Audit Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Compensation Committee
The current members of our Compensation Committee are Pat S. Bolin, Ned N. Fleming, III, Manuel J. Mehos and Mark C. Griege, with Mr. Fleming serving as chair. Our Board has evaluated the independence of the members of the Compensation Committee and has determined that each of the members is independent under the applicable rules of Nasdaq and the SEC. The Compensation Committee consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”). The Compensation Committee met five times in 2018.
The Compensation Committee has responsibility for, among other things:

•	reviewing the goals and objectives of our executive compensation plans and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk;

•	evaluating annually the performance of the Chief Executive Officer and our other executive officers in light of the goals and objectives of our executive compensation plans;

•
either as a committee or together with the other independent directors, as directed by the Board, determining and approving the annual compensation of the Chief Executive Officer and our other executive officers;

•	evaluating annually the appropriate level of compensation for Board and Board committee service by non-employee directors;

•	reviewing perquisites or other personal benefits to our executive officers and directors;

•	preparing the Compensation Committee report required by SEC rules to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	performing such other functions as are assigned by law, our organizational documents or the Board.
Our Compensation Committee has adopted a written charter that sets forth the committee’s duties and responsibilities. The Compensation Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
During 2018, Messrs. Mark C. Griege, Pat S. Bolin and Blake Bozman served as members of the Compensation Committee. Mr. Bozman resigned from the Compensation Committee, effective January 1, 2019. See “Board and Committee Matters—Director Independence.” No such individual is, or was during 2018, an officer or employee of our company or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement.
Corporate Governance and Nominating Committee
The current members of our Corporate Governance and Nominating Committee are Mark C. Griege, Manuel J. Mehos and John T. Sughrue, with Mr. Sughrue serving as chair. Our Board has evaluated the independence of the members of the Corporate Governance and Nominating Committee and has determined that each of the members is independent under the applicable rules of Nasdaq and the SEC. The Corporate Governance and Nominating Committee met three times in 2018.
The Corporate Governance and Nominating Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board as nominees to stand for election as directors and to fill any vacancies on our Board;

•	recommending Board members for committee membership;

•	developing and reviewing our Corporate Governance Guidelines;

•	establishing procedures for and exercising oversight of the evaluation of the Board and management; and

•	performing any other duties or responsibilities expressly delegated to the committee by the Board from time to time relating to the nomination of Board and committee members.
Our Corporate Governance and Nominating Committee has adopted a written charter that sets forth the committee’s duties and responsibilities. The Corporate Governance and Nominating Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Nomination of Directors
Our Corporate Governance and Nominating Committee is responsible for reviewing the skills and characteristics of potential Board nominees, as well as the composition and size of the Board as a whole. In selecting or recommending candidates believed to be qualified to become members of our Board, the Corporate Governance and Nominating Committee takes into consideration the criteria approved by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
The Corporate Governance and Nominating Committee recommends to the Board the standards to be applied in making determinations as to the absence of material relationships between us and our directors. Although we do not have a separate diversity policy, the Corporate Governance and Nominating Committee considers the diversity of the directors and nominees in terms of knowledge, experience, skills, expertise and other characteristics that may contribute to the overall diversity of our Board. Other than as described above, there are no stated minimum criteria for director nominees.
For purposes of identifying nominees for the Board, the Corporate Governance and Nominating Committee relies on personal contacts of the members of the Board as well as their knowledge of members of the communities the Bank serves. Our Corporate Governance and Nominating Committee also considers shareholder recommendations for nominees, provided that the nomination includes a complete description of the nominee's qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as a Board member if elected. Such nominations should be addressed to the chair of the Corporate Governance and Nominating Committee, c/o the Chief Executive Officer of Veritex Holdings, Inc. at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.
At present, the Board does not engage any third parties to identify and evaluate potential director candidates.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics sets forth specific standards of conduct and ethics that we expect all of our directors, officers and employees to follow, including our principal executive officer, principal financial officer, principal accounting officer or controller. The Code of Business Conduct and Ethics is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.” Any amendments to the Code of Business Conduct and Ethics, or any waivers of requirements thereof, will be disclosed on our website within four days of such amendment or waiver.
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our shareholders. The Corporate Governance Guidelines are available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”

PROPOSAL 2. APPROVAL OF 2019 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN
We are asking shareholders to approve our 2019 Amended and Restated Omnibus Incentive Plan, which amends and restates our 2014 Omnibus Incentive Plan (the “Equity Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the Equity Plan by an additional 1,500,000 shares, and to amend certain other terms, as described below. Our Compensation Committee approved the Equity Plan, as amended and restated, on April 5, 2019, subject to, and to be effective upon, the approval of this proposal by our shareholders at the Annual Meeting.
As of April 19, 2019, there were 59,578 shares of our common stock available for issuance under the Equity Plan. If the Equity Plan, as amended and restated, is not approved, we may be unable to continue to offer competitive equity-based compensation and would need to consider other compensation alternatives. The increase in the number of shares available under the Equity Plan will allow us to continue to provide equity incentive awards as part of our compensation objectives to attract and retain talented employees and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. Our Board believes that the Equity Plan plays an essential role in providing long-term, performance-based incentives aligned with shareholder interests.
Key Shareholder Protections in Equity Plan
While our Board and the Compensation Committee believe that equity and equity-based awards are an important component of our overall compensation program, the Compensation Committee prioritizes shareholder interests in evaluating the awards to be granted to executives and other employees in its administration of the Equity Plan. The following are features of the Equity Plan designed to provide protection for shareholders (these features will remain in the Equity Plan, as amended and restated):

•
Prohibition against discounted stock options and stock appreciation rights (“SARs”). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	Prohibition against stock option or SAR repricing. The Equity Plan generally prohibits the reduction of the purchase price of a stock option or SAR.

•
No dividend equivalents paid on unexercised stock options or unvested RSUs. The Equity Plan does not permit the payment of dividends (or dividend equivalent rights) on unexercised stock options or unvested RSUs.

•	No “evergreen” provision. The Equity Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

•	Independent committee. Subject to its right to delegate certain limited authorities, the Equity Plan is administered by the Compensation Committee, which is comprised of independent directors.
Summary of the Material Features of the Equity Plan, as Amended and Restated
The following is summary of the material features that will be present in the Equity Plan, as amended and restated, if approved by shareholders. This is a summary only and is qualified in its entirety by reference to the complete text of the Equity Plan, as amended and restated. Shareholders are urged to read the actual text of the Equity Plan, as amended and restated, in its entirety. This summary is not intended to be a complete description of all aspects of the Equity Plan. Copies of the Equity Plan, as amended and restated, are available to any shareholder of the Company upon written request addressed to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Corporate Secretary.
A copy of the Equity Plan, as amended and restated, is attached as Appendix A to this proxy statement.
The Equity Plan is being amended to increase the number of shares available for issuance pursuant to awards granted under the Equity Plan. We have also revised certain terms of the Equity Plan to remove language or references based upon the prior performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which are no longer relevant to the Equity Plan in light of changes to the law enacted by legislation known as the Tax Cuts and Jobs Act of 2017. These include the definition of outside director, provisions relating to “covered employees” and descriptions of accounting methodology. Finally, we have clarified certain provisions with respect to the Compensation Committee’s authority and responsibilities in the administration of the Equity Plan.

Purpose of the Equity Plan
The Equity Plan has two complementary purposes: (i) to attract and retain talented individuals to serve as officers, employees, directors and service providers; and (ii) to increase shareholder value by aligning the interests of our officers, employees, directors and service providers with the long-term interests of our company and our shareholders. The Equity Plan offers eligible officers, employees, directors and service providers the opportunity to acquire shares of our common stock, or receive monetary payments, on the potentially favorable terms provided by the Equity Plan.
Administration of the Equity Plan
The Compensation Committee administers the Equity Plan. The Compensation Committee has authority under the Equity Plan to:

•	designate participants who may receive awards under the Equity Plan;

•	determine the types of awards to be granted under the Equity Plan;

•	determine the number of shares to be covered by each award;

•	determine the terms and conditions of any award;

•	amend the terms and conditions of any award;

•	determine whether, to what extent, and under what circumstances awards may be exercised in cash, shares, other securities, other awards or other property, canceled, forfeited or suspended;

•	establish, amend, suspend or waive rules and appoint such individuals as it shall deem appropriate for the proper administration of the Equity Plan;

•	approve forms of award agreements for use under the Equity Plan;

•
determine the terms and conditions, not inconsistent with the terms of the Equity Plan, of any award granted thereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto, based in each case on such factors as the Compensation Committee will determine);

•	construe and interpret the terms of the Equity Plan and awards granted pursuant to the Equity Plan;

•
prescribe, amend and rescind rules and regulations relating to the Equity Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; and

•	make any other determination and take any other action that the Compensation Committee deems necessary for the administration of the Equity Plan.
The Compensation Committee may delegate to any of our officers the authority to grant awards under the Equity Plan. However, any officer who receives such a delegation of authority may not grant himself or herself an award under the Equity Plan.
Authorized Shares and Award Limits
An aggregate of 1,000,000 shares of common stock were authorized for issuance under the Equity Plan in September 2014. As of April 19, 2019, 940,422 shares of common stock have been granted under the Equity Plan, which represents approximately 1.7% of our issued and outstanding shares as of March 25, 2019. In addition, in January 2019, the Compensation Committee approved awards representing up to a maximum of 653,819 shares in connection with our merger with Green as well as our 2019 compensation plan. A subset of the awards approved in January 2019 representing up to a maximum of 467,748 shares were granted, subject to shareholder approval. As a result, as of April 19, 2019, there were 59,578 shares of common stock available for grant under the Equity Plan. If our shareholders approve this proposal, an additional 1,500,000 shares of our common stock, representing approximately 2.8% of our issued and outstanding shares as of March 25, 2019, will be authorized for grants under the Equity Plan, as amended and restated. If our shareholders approve this proposal and Proposal 3, then 1,500,000 shares of our common stock will remain available for future grant awards under the Equity Plan, and up to a maximum of 467,748 additional shares of common stock will remain available solely with respect to the January 2019 Equity Awards described in Proposal 3. If our shareholders approve this proposal and Proposal 3, the new shares available for issuance under the Equity Plan and in connection with the January 2019 Equity Awards described in Proposal 3 would represent approximately 3.5% of our issued and outstanding shares as of March 25, 2019 and would represent potential equity dilution of approximately 8.6%. Our Board believes that the potential equity dilution to our shareholders that may result from approval of both proposals is reasonable in light of the benefits and advantages of compensation in the form of equity awards to the success of our company's long-term goals.
Under the current terms of the Equity Plan, the maximum aggregate number of shares subject to awards granted under the Equity Plan in any 12-month period to any single individual in any plan year under the Equity Plan is 500,000, and any single individual may receive an aggregate cash award of up to $1 million per year.
If a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, disposition, spin-off, combination, repurchase or exchange of shares or other securities of our company, issuance of warrants or other rights to purchase shares or other securities of our company or other similar corporate transaction or event affects the shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan, then the Compensation Committee shall (as deemed appropriate) adjust (i) the number and type of shares subject to, or that may become subject to, outstanding awards; (ii) the purchase price or exercise price with respect to the award; or (iii) any other limitations contained within the Equity Plan. Notwithstanding the foregoing, the Compensation Committee may not make any adjustments to outstanding options or SARs that would constitute a modification, extension, or substitution of such rights under Treasury Regulation Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code.
The closing price of our common stock on the Nasdaq Global Market on April 18, 2019 was $26.22.
Eligibility
The individuals eligible to receive grants of awards under the Equity Plan are determined at the discretion of the Compensation Committee.
As of April 19, 2019, we employed approximately 649 employees who are eligible for awards under the Equity Plan, of which 79 had been selected by the Compensation Committee to receive awards in January 2019. Eight non-employee members of the Board were eligible to receive awards under the Equity Plan, and the Compensation Committee selected all eight, together with three advisors to the Board, to receive awards in January 2019. See “Proposal 3. Approval of the Issuance of Shares of Common Stock Underlying Certain Equity Awards Made in January 2019—Summary of the Director RSUs.”
Types of Awards
Stock Option Awards. Nonqualified stock options may be issued under the Equity Plan. The exercise price of an option may not be less than the fair market value per share of common stock on the date of grant (except for options assumed in a corporate transaction). The Compensation Committee may provide for payment of the exercise price of a stock option in cash or cash equivalents, by an exchange of stock previously owned by the grantee or through a broker-dealer facilitated cashless exercise procedure.
SARs. An SAR is a right to be paid an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the exercise price, which is generally the fair market value of a share of common stock on the date of grant. Payment can be made in cash, common stock or both, as specified in the award agreement or as determined by the Compensation Committee.
Restricted Stock and RSUs. A restricted stock award is an award of common stock subject to restrictions on transferability and any other restrictions as the Compensation Committee may impose. The restrictions may lapse after a specified period of employment and/or the satisfaction of pre-established performance goals, in installments or otherwise as determined by the Compensation Committee. An RSU is an award of the right to receive cash or common stock at a future date. In the case of both restricted stock and RSUs, participants are not entitled to receive any cash or stock dividends paid to or made with respect to such shares and do not have the right to vote the shares until the restrictions to which such shares are subject have lapsed.
Stock Grants. The Compensation Committee may grant awards of our common stock that are not subject to vesting or other conditions upon grant.
Other Awards. The Compensation Committee may also grant cash-based awards.
Performance-Based Awards. Any awards granted under the Equity Plan may be granted subject to a performance period and performance goals determined by the Compensation Committee. An explanation of the criteria that may be applicable to such performance goals is provided below under “—Performance Goals.”
Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Compensation Committee or required by applicable law. Awards vest according to the vesting schedule provided in the applicable award agreement. The Compensation Committee may provide that any unvested awards become fully vested upon the earlier of a termination due to death, disability, change in control or retirement after attaining the age of 65 with 10 years of service. Unless otherwise determined by the Compensation Committee, upon a termination of employment other than due to death, disability, a change in control or retirement as described above, all unvested awards held by the participant shall be forfeited.
Performance Goals
The Compensation Committee may grant an award under the Equity Plan for which payment or vesting is based on the attainment of one or more performance goals. The performance goals may relate to the performance of the Company, a subsidiary, affiliate, division or strategic business unit or any combination thereof.
Performance goals are determined by the Compensation Committee and are based on a number of criteria, including (i) earnings per share, (ii) efficiency ratio, (iii) earning asset growth and compensation (loans and securities), (iv) deposit growth and composition, (v) net charge-offs, (vi) nonperforming assets to risk weighted capital and (vii) total shareholder return ("TSR") calculated as described in “Executive Compensation—Compensation Discussion and Analysis—Fiscal Year 2018 Compensation Components—RSUs and Option Awards—RSUs.”
Change in Control
Unless otherwise provided in an award agreement or other agreement between our company and the grantee, in the event of a “change in control” (as defined in the Equity Plan) each outstanding award will be treated as determined by the Compensation Committee.
With respect to each outstanding award that is assumed or substituted in connection with the change in control, if the grantee’s employment is terminated by our company or our successor or an affiliate without cause (as defined in the applicable award agreement) within the 12-month period following the change in control, then the awards held by the grantee will become fully vested (and any performance conditions applicable to such awards will be deemed to have been achieved at target level). An award is considered assumed if, following the change in control, the award confers the right to purchase or receive the consideration (whether stock, cash or other securities or property) received in the change of control by the holders of common stock for each share held on the effective date of the transaction.
The consummation of our acquisition of Green on January 1, 2019 constituted a change in control of the Company under the Equity Plan. Under the terms of the Equity Plan, accelerated vesting upon a change in control is permissible, and our Board determined that all unvested stock options, RSUs and other equity awards issued under the Equity Plan would fully vest as of the consummation of the acquisition on January 1, 2019.
Clawback
In addition to any forfeiture provisions otherwise applicable to an award, a grantee’s right to payment or benefits with respect to an award is subject to reduction, cancellation, forfeiture, clawback or recoupment under clawback policies that may be adopted by the Company or as required by applicable law.
Transferability

Except as otherwise determined by the Compensation Committee, awards granted under the Equity Plan may be transferred only by will or by the laws of descent and distribution.
Amendment and Termination
The Compensation Committee may at any time amend, alter, suspend or terminate the Plan, provided that the Company must obtain shareholder approval for any amendment to the extent necessary and desirable to comply with applicable law.
Registration
If this proposal and Proposal 3 are approved by our shareholders, we intend to file with the SEC a registration statement on Form S-8 covering the increase in the number of shares of common stock authorized for issuance under the Equity Plan.
United States Federal Income Tax Information
The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of awards granted under the Equity Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.
The federal income tax consequences of awards granted under the Equity Plan will depend on the type of award.
Nonstatutory Stock Options and SARs. An award recipient generally recognizes no taxable income as the result of the grant of a nonstatutory stock option or SAR. Upon the exercise of a nonstatutory stock option or SAR, the optionee normally recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the optionee is a Company employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock-settled SAR, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise.
Stock Awards and Restricted Stock. For a grantee of an award, ordinary income generally will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. If shares, when delivered, are subject to a substantial risk of forfeiture, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture).
RSUs. For a grantee of an award, ordinary income generally will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.
Exceptions to these general rules may arise under the following circumstances: (i) the Company may not be entitled to a tax deduction for compensation attributable to awards granted to certain current and former employees if and to the extent such compensation exceeds $1 million per taxable year; and (ii) an award may be taxable at 20% above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.
The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Equity Plan, and is not intended as tax guidance to participants in the Equity Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or non-U.S. tax laws.
Future Grants

Future grants under the Equity Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Equity Plan will depend on a number of factors, including the fair market value of common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Equity Plan.
For information relating to the grants under the Equity Plan for the year ended December 31, 2018 to our named executive officers, see “Executive Compensation—Executive Compensation Tables—Grants of Plan-Based Awards.”
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of the Equity Plan.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR 2019 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2018. We do not have any equity plans that have not been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights[1]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding column (a))[2]
	(a)		(c)
Equity compensation plans approved by shareholders	724,520	19.40	162,174
Equity compensation plans not approved by shareholders	—	—	—
Total	724,520	19.40	162,174
1 The weighted average exercise price is calculated based on 724,520 stock options outstanding at December 31, 2018.
2 The remaining number of securities available for future issuance under equity compensation plans includes only the Equity Plan. Our First Amended 2010 Stock Option and Equity Incentive Plan (the "2010 Plan") will not be used to grant future equity awards of any type.

PROPOSAL 3. APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UNDERLYING CERTAIN EQUITY AWARDS MADE IN JANUARY 2019
We are asking shareholders to approve the issuance of shares of common stock underlying certain equity awards made in January 2019 pursuant to the Equity Plan in connection with our merger with Green as well as our 2019 compensation plan. The issuance of the shares of common stock underlying these equity awards is subject to the approval of this proposal by our shareholders. We believe that this proposal to approve the issuance of shares underlying these equity awards will be instrumental in advancing and supporting our success by ensuring that our Equity Plan has sufficient shares available to help us attract and retain talented individuals to serve as officers, employees, directors and service providers and align executive compensation with the long-term objectives of our company and shareholder value.
Background of the January 2019 Equity Awards
During the third and fourth quarters of 2018, the Compensation Committee discussed the need to identify certain leaders within Veritex (collectively, the “Key Contributors”) whose knowledge, skills and past performance makes them uniquely positioned to make critical contributions to ensure a successful transition following the Green merger and promote the continued and future success of Veritex. The Compensation Committee consulted with an external compensation consultant, Ernst & Young, LLP ("EY"), to determine the most effective way to motivate, retain and reward the future performance of the Key Contributors and the appropriate award level for each individual. In doing so, the Compensation Committee also obtained advice from our Chief Executive Officer to identify Key Contributors and determine the appropriate award level for each individual. Pursuant to the terms of the Compensation Committee’s charter, our Chief Executive Officer was not present during any discussion concerning his compensation.
On November 6, 2018 and January 10, 2019, the Compensation Committee, acting in its capacity as administrator of the Equity Plan, unanimously approved the grant of certain equity awards to the Key Contributors. The awards approved with respect to certain senior executives were granted subject to shareholder approval due to the fact that there were not enough shares reserved under the Equity Plan to be issued upon satisfaction of the conditions to vesting of these equity awards. The awards issued to executives for which we are seeking shareholder approval are described below and referred to collectively as the “Executive Equity Awards.” The Executive Equity Awards represent an aggregate of 412,009 shares of our common stock, assuming all vesting and other conditions of the awards are satisfied and performance conditions are achieved at maximum levels.
On January 10, 2019, the Compensation Committee further decided that the issuance of shares of our common stock underlying certain RSUs granted to the Director RSU Recipients (the “Director RSUs”) would also be subject to shareholder approval. The Director RSUs represent an aggregate of 55,739 shares of our common stock, assuming all vesting and other conditions of the awards, as described below, are satisfied.
If our shareholders approve this proposal, the Executive Equity Awards and the Director RSUs (collectively, the “January 2019 Equity Awards”) will be settled in shares of our common stock, subject to the vesting schedules, performance criteria, and other terms and conditions of the awards, as described below. If our shareholders do not approve this proposal, the January 2019 Equity Awards will be settled in cash, subject to the vesting schedules, performance criteria, and other terms and conditions of the awards, as described below.
The Compensation Committee unanimously approved this proposal to make available additional shares of our common stock underlying the January 2019 Equity Awards. The Compensation Committee believes this proposal is in the best interests of our company and our shareholders because the Compensation Committee believes that settlement of the January 2019 Equity Awards in shares of our common stock (rather than in cash) will better align the interests of our executives and directors with the interests of our shareholders. The Compensation Committee therefore recommends that shareholders vote “FOR” this proposal.
Summary of the Executive Equity Awards
The following is a summary of the material features of the January 2019 Equity Awards. As noted above, the Executive Equity Awards were granted to certain senior executives identified as Key Contributors. These include Long-Term Incentive Plan Awards (the “2019 LTIP Awards”) and one-time “reload” awards (the “One-Time Reload Awards”).

The 2019 LTIP Awards
The 2019 LTIP Awards are a subset of the Executive Equity Awards made as part of our 2019 compensation plan that were granted subject to shareholder approval of the issuance of shares of our common stock underlying these awards. The Compensation Committee designed the 2019 compensation plan to reward high performance and align employee compensation with long-term shareholder value, prioritizing the need to motivate, retain and reward the future performance of Key Contributors. The 2019 LTIP Awards consist of stock options issued with alternative SAR awards (representing an aggregate of 83,633 shares, assuming vesting and other conditions are met) and performance-based RSUs (representing an aggregate of 48,376 shares, assuming vesting and other conditions are met and all performance conditions are satisfied at maximum levels).
Stock Options. Stock options incentivize long-term performance and reward Key Contributors for sustained stock price appreciation. The stock options are nonstatutory stock options, which were issued in tandem with an alternative cash-settled SAR awards. The stock options and SARs are subject to continued employment, with three-year installment vesting, which may be accelerated in certain circumstances as described below. Each recipient received stock options (and alternative SAR awards) with a fair value target equal to a specified percentage of his or her base salary. The number of options awarded to each recipient was determined by dividing the fair value target by the estimated fair value of a stock option on the grant date using a Black-Scholes model.
The stock option and SAR award agreements provide that, (a) if shareholder approval is obtained, the stock option will remain in full force and effect and the cash-settled SAR award will become null and void, and, alternatively (b) if shareholder approval is not obtained, the stock option will become null and void and the cash-settled SAR award agreements will remain in full force and effect (we refer to conditions (a) and (b) as the “Option Shareholder Approval Conditions”).
Performance-based RSUs. Performance-based RSUs reward future performance, with payout conditioned on satisfaction of predetermined performance goals over the performance period. The performance-based RSUs are subject to three-year cliff vesting, which may be accelerated in certain circumstances as described below, and have a three-year performance period. Performance-based RSUs may be paid at 0%, 50%, 100% or 150% of target based on our TSR as compared with (i) in respect of our 2019 executive compensation plan, the peer group of banks referenced to benchmark executive compensation for our named executive officers (see “Executive Compensation—Compensation Discussion and Analysis—Benchmarking”) and (ii) in respect of our 2018 executive compensation plan, the SNL Micro Cap US Bank Index (the "Index") on the last day of 2018, calculated as described in “Executive Compensation—Compensation Discussion and Analysis—Fiscal Year 2018 Compensation Components—RSUs and Option Awards—RSUs.” Each individual received performance-based RSUs with a fair value target equal to a specified percentage of his or her salary using a Monte Carlo simulation model.
The performance-based RSU award agreements provide that (a) if shareholder approval is obtained, then upon vesting, each performance-based RSU will be settled for one share of our common stock, and, alternatively (b) if shareholder approval is not obtained, then upon vesting, each performance-based RSU will be settled for an amount of cash equal to the fair market value of one share of our common stock (we refer to conditions (a) and (b) as the “RSU Shareholder Approval Conditions”).
The 2019 LTIP Awards subject to the Option Shareholder Approval Conditions and the RSU Shareholder Approval Conditions described above were granted to six executives, including four named executive officers.
The One-Time Reload Awards
The One-Time Reload Awards consist of stock options and time-based RSUs, all subject to continued employment, with installment vesting over three years for all executives except C. Malcolm Holland, III, our Chief Executive Officer and President, whose One-Time Reload Awards are subject to a five-year vesting schedule. Vesting may be accelerated in certain circumstances, as described below. The stock options are nonstatutory stock options issued in tandem with an alternative cash-settled SAR awards, subject to the Option Shareholder Approval Conditions described above. These tandem stock option/SAR awards represent an aggregate of 170,000 shares of our common stock, assuming vesting and other conditions are satisfied.
The RSUs are time-based awards, subject to the RSU Shareholder Approval Conditions described above. These RSUs represent an aggregate of 110,000 shares of our common stock.
The One-Time Reload Awards were granted to six executives, including four named executive officers.

Summary of the Director RSUs
In January 2019, each Director RSU Recipient received a grant of between 3,000 and 6,858 RSUs. Our non-employee directors received the Director RSUs as part of their annual compensation for service on our Board for fiscal year 2019. Twenty-five percent of the Director RSUs were vested on the grant date, and an additional 25% of the RSUs will vest each quarter until the RSUs are fully vested. The Director RSUs were granted subject to the RSU Shareholder Approval Conditions described above and represent an aggregate of 55,739 shares of our common stock, assuming vesting and other conditions, as described above, are satisfied.

New Plan Benefits
2019 Amended and Restated Omnibus Incentive Plan
Name and Position	2019 LTIP Awards			One-Time Reload Awards[1]			Director RSU Awards
	Dollar Value ($)	Number of Shares Underlying Tandem Option/SAR Awards	Number of Performance RSUs[2]	Dollar Value ($)	Number of Shares Underlying Tandem Option/SAR Awards	Number of Performance RSUs	Dollar Value ($)	Number of RSUs
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	705,634	39,512	15,236	1,574,000	50,000	50,000	—	—
Jeff Kesler, Executive Vice President and Chief Lending Officer	232,960	10,537	6,095	644,100	30,000	15,000	—	—
LaVonda Renfro, Executive Vice President and Chief Administrative Officer	174,708	7,902	4,571	429,400	20,000	10,000	—	—
Clay Riebe, Executive Vice President and Chief Credit Officer	218,395	9,878	5,714	644,100	30,000	15,000	—	—
Executive Group	1,849,012	83,633	48,376	4,255,400	170,000	110,000	—	—
Non-Executive Director Group	—	—	—	—	—	—	1,095,204	45,219
Non-Executive Advisor Group	—	—	—	—	—	—	254,794	10,520
Non-Executive Officer Employee Group	—	—	—	—	—	—	—	—
1 The One-Time Reload Awards are subject to a three-year vesting schedule, except that all One-Time Reload Awards granted to C. Malcolm Holland, III, our Chief Executive Officer and President, are subject to a five-year vesting schedule.
2 Number of shares provided in the table assumes full vesting at maximum performance threshold.
Acceleration of January 2019 Equity Awards upon Certain Events
Generally, if an equity award recipient’s employment or other service to Veritex is terminated by reason of death, disability or retirement, or if the recipient’s employment is terminated by us without Cause or by the recipient for Good Reason (as such terms are defined in the applicable award agreement), any portion of an option or RSU that is unvested and not previously forfeited will become immediately and fully vested as of the termination date. In the event of a Change of Control (as defined in the Equity Plan), unless otherwise determined by the Compensation Committee, if the successor corporation does not assume or substitute an outstanding award, the award will become fully vested and any vesting criteria will be deemed to be achieved at target levels.
For additional information about the terms and conditions of awards issued under the Equity Plan, please refer to the copy of the Equity Plan, which is attached as Appendix A to this proxy statement.
Authorized Shares and Dilution
If our shareholders approve this proposal and Proposal 2, then 1,500,000 shares of our common stock will remain available for future grant awards under the Equity Plan, and up to a maximum of 467,748 additional shares of common stock will remain available solely with respect to the January 2019 Equity Awards. If our shareholders approve this proposal and Proposal 2, the new shares available for issuance under the Equity Plan and in connection with the January 2019 Equity Awards would represent approximately 3.5% of our issued and outstanding shares as of March 25, 2019 and would represent potential equity dilution of approximately 8.6%. Our Board believes that the potential equity dilution to our shareholders that may result from approval of both proposals is reasonable in light of the benefits and advantages of compensation in the form of equity awards to the success of our company's long-term goals.
United States Federal Income Tax Information
The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of awards granted under the Equity Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.
The federal income tax consequences of awards granted under the Equity Plan will depend on the type of award.
Nonstatutory Stock Options and SARs. An award recipient generally recognizes no taxable income as the result of the grant of a nonstatutory stock option or SAR. Upon the exercise of a nonstatutory stock option or SAR, the optionee normally recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the optionee is a Company employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock-settled SAR, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise.
RSUs. For a grantee of an award, ordinary income generally will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.
Exceptions to these general rules may arise under the following circumstances: (i) the Company may not be entitled to a tax deduction for compensation attributable to awards granted to certain current and former employees if and to the extent such compensation exceeds $1 million per taxable year; and (ii) an award may be taxable at 20% above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.
The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Equity Plan, and is not intended as tax guidance to participants in the Equity Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or non-U.S. tax laws.
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of the issuance of the shares of our common stock underlying the January 2019 Awards.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK UNDERLYING THE JANUARY 2019 EQUITY AWARDS.

PROPOSAL 4. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As of 2019, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of the named executive officers, as disclosed in this proxy statement under “Executive Compensation,” including the related compensation discussion and analysis, executive compensation tables and any related disclosures, is hereby approved.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. As discussed in this proxy statement, the objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program satisfies our compensation objectives. Please refer to “Executive Compensation” below for a discussion of our executive compensation program.
As an advisory vote, this proposal is not binding on us and should not be construed as overruling any decision of the Board or Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and intend to address them in making future compensation decisions.
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the non-binding advisory vote on the compensation of our named executive officers.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS NON-BINDING, ADVISORY PROPOSAL REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
EXECUTIVE OFFICERS
The following table sets forth the name, age and position with Veritex or the Bank, as indicated, of each of our executive officers. The business address for all of these individuals is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.

Name	Age	Position
C. Malcom Holland, III	59	Chairman of the Board, Chief Executive Officer and President, Veritex and the Bank
Terry S. Earley	60	Executive Vice President and Chief Financial Officer, Veritex and the Bank
LaVonda Renfro	58	Executive Vice President, Veritex; Chief Administrative Officer, Bank
Angela Harper	50	Executive Vice President, Veritex; Chief Risk Officer, Bank
Jeff Kesler	41	Executive Vice President, Veritex; Chief Lending Officer, Bank
Clay Riebe	58	Executive Vice President, Veritex; Chief Credit Officer, Bank
Michael Bryan	62	Executive Vice President, Veritex; Chief Information Officer, Bank
The following is a brief discussion of the business and banking background and experience of our executive officers. All of our executive officers are appointed by the Board and serve at the discretion of the Board.

C. Malcolm Holland, III.    Refer to “Proposal 1. Election of Directors—Nominees for Election” above.
Terry S. Earley.  Terry Earley has served as the Executive Vice President and Chief Financial Officer of Veritex and the Bank since January 2019, when he joined us in connection with our acquisition of Green. Mr. Earley is responsible for the Finance, Accounting and Treasury functions of the Bank. From March 2017 through January 2019, Mr. Earley was Executive Vice President and Chief Financial Officer of Green, and from July 2017 through January 2019, he was Chief Financial Officer of Green Bank. From December 2011 to March 2017, Mr. Earley served as Executive Vice President and Chief Financial Officer of Yadkin Financial Corporation and its predecessors. Prior to that, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, in 2010, and as Chief Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, in 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), which he joined in 1992. Mr. Earley is a Certified Public Accountant and received his Bachelor of Business Administration with a concentration in Accounting from the University of North Carolina at Chapel Hill.
LaVonda Renfro.    LaVonda Renfro has served as our Executive Vice President and Chief Administrative Officer of the Bank since 2010. Ms. Renfro is responsible for the overall administration and coordination of the activities of the Bank’s branches, including operations, sales and marketing, deposit operations, merchant services, private banking, business banking and treasury management. From 2005 to 2010, Ms. Renfro served as the Retail Executive of Colonial Bank/BB&T. From 1994 to 2005, Ms. Renfro was Senior Vice President, District Manager for Bank of America’s Austin and San Antonio Markets.
Angela Harper.    Angela Harper has served as our Executive Vice President and Chief Risk Officer of the Bank since 2009. Ms. Harper oversees the loan operations, compliance and Bank Secrecy Act departments of Veritex and the Bank. From 2002 to 2009, Ms. Harper served in various capacities at Colonial Bank, including Senior Vice President, Credit Administration Officer and Risk Management Officer for the Texas region. Ms. Harper began her career in banking as a Bank Examiner at the Office of the Comptroller of the Currency from 1991 to 1995 working in the Dallas Duty Station. Ms. Harper received a Bachelor of Business Administration in Finance in 1989 and a Master of Business Administration from Texas Tech University in 1990 and is a Certified Regulatory Compliance Manager.
Jeff Kesler.    Jeff Kesler has served as our Executive Vice President and Chief Lending Officer of the Bank since 2014. Mr. Kesler is responsible for the Bank’s lending functions, including providing leadership to market managers and lending lines of business. From 2013 to 2014, Mr. Kesler served as the Director of Loan Originations for United Development, a real estate investment trust. From 2009 to 2013, Mr. Kesler served as a Market President of the Bank's North Dallas region. Mr. Kesler began his career in 2000 at Colonial Bank where he served in various capacities, eventually becoming an area president for the Dallas and Austin markets. Mr. Kesler received a Bachelor of Business Administration from Fort Hays State University in 2000.
Clay Riebe. Clay Riebe has served as our Executive Vice President and Chief Credit Officer of the Bank since 2016. Mr. Riebe is responsible for the Bank’s credit quality, credit underwriting and administration functions. From 2009 to 2015 he served in various capacities for American Momentum Bank, including Chief Lending Officer and member of the board of the directors. From 2005 to 2009, Mr. Riebe served in various lending functions at Citibank. He began his career at community banks in Texas, including First American Bank Texas, where he served in various lending functions. Mr. Riebe received a Bachelor of Business Management from Texas Tech University in 1983.
Michael Bryan. Michael Bryan has served as our Executive Vice President and Chief Information Officer of the Bank since 2017. Mr. Bryan oversees the information technology department of the Bank. From 2010 to 2017, Mr. Bryan served as Executive Vice President and Chief Information Officer at BNC Bank. From 2007 to 2010, Mr. Bryan served as Bank Technology/Operations Practice Principal at DD&F Consulting Group. From 2004 to 2006, Mr. Bryan served as Global Account Manager at Fujitsu. From 2001 to 2004, Mr. Bryan served as Principal Consultant at Hewlett Packard Enterprise. From 1980 to 2003, Mr. Bryan served as Chief Executive Officer/Owner of BancPro Systems, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The compensation discussion and analysis describes and analyzes our executive officer compensation program with an emphasis on compensation actions taken during fiscal year 2018. For 2018, our named executive officers were:

•	C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President;

•	Noreen Skelly, former Executive Vice President and Chief Financial Officer;

•	Jeff Kesler, Executive Vice President and Chief Lending Officer;

•	LaVonda Renfro, Executive Vice President and Chief Administrative Officer;

•	Clay Riebe, Executive Vice President and Chief Credit Officer; and

•	William C. Murphy, former Vice Chairman of the Board.
Ms. Skelly resigned from her positions with us effective January 31, 2019, and Mr. Murphy resigned from our Board effective October 19, 2018.
Our Compensation Philosophy
The overall objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. The same principles that govern the compensation of all of our salaried employees apply to the compensation of our executive officers:

•
Align executive compensation with strategy, performance and the interests of our shareholders. Our executive compensation programs provide incentive compensation opportunities that promote the achievement of a balanced mix of short- and long-term strategic and financial objectives. In developing our compensation programs and related performance goals, we generally consider our business objectives, market practices, external competitiveness, shareholder interests and advice from our independent compensation consultant. Generally, our executive compensation program is designed to deliver compensation that approximates the median for a carefully selected peer group and that exceeds the median when performance exceeds expectations. Our executive incentive compensation performance metrics support our priorities for creating shareholder value.

•
Enhance our ability to attract and retain a talented executive management team. We seek to offer competitive compensation opportunities and packages that enable us to attract and retain highly talented and experienced executives with the critical knowledge and skills necessary for the execution of our strategy.

•
Foster non-financial and strategic goals. While financial results are the primary commitment we make to our shareholders, our executive compensation program balances financial results with other key values such as leadership, teamwork and community service. Certain components of our executive compensation program provide flexibility to adjust compensation for non-financial and strategic goals.

•
Support actions needed to respond to changing business environments. We have sought to provide some elements of compensation, such as change in control and severance benefits, which give our management team or the Board tools to facilitate decisions about succession planning, acquisitions and other significant corporate events that may impact the position or employment status of executive officers.

•
Manage risk. Our executive compensation program is designed to minimize risk. In particular, we believe our incentive compensation program is structured to avoid encouraging excessive risk-taking by executive officers.

Our Compensation Committee annually reviews the goals and objectives of our executive compensation program and either amends the program or recommends amendments to the Board as appropriate.

Elements of Compensation
We compensate our named executive officers through a mix of base salary, cash incentive bonuses, long-term incentive compensation and other benefits, which include, to a certain extent and for certain of our named executive officers, perquisites. We intend the executive compensation program to provide our executives with target compensation that, on average, approximates the median for our peer group. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on our performance, individual performance, changes in our stock price and shareholder return, among other factors taken into consideration by the Compensation Committee. We intend to deliver the majority of compensation to our executives through our incentive programs, resulting in a significant portion of total compensation delivered through variable pay so that factors that impact the value of our shareholders’ investment in our company significantly impact our named executive officers’ compensation. We believe the current mix and value of these compensation elements provide our named executive officers with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and each executive’s particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.
Compensation for fiscal year 2018 was delivered to our named executive officers through the components listed in the table below, which provides a brief description of the principal types of compensation, how performance factors into each type of compensation and the compensation program objectives served by each type. Detailed descriptions of the components of compensation are discussed below in “—Fiscal Year 2018 Compensation Components.”

Component	Description	How Amount was Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at market median with adjustments based on level of responsibility, experience and individual performance.	Provide competitive annual pay to attract and retain our executives.
Cash Bonus	Short-term incentive cash payment based on our company’s performance over a one-year period.
Target payouts reference market median and actual payouts are driven by earnings per share, efficiency ratio, earning asset growth and compensation (loans and securities), deposit growth and composition, net charge-offs and nonperforming assets to risk-weighted capital, with adjustments based on individual performance.

Reward executive performance in achieving annual financial, strategic and operational objectives.
RSUs and Option Awards	Long-term incentive opportunity, including based on performance over a period of multiple years.	Target award values are based on market median and are driven by our TSR and other performance measures.	Reward executive performance in achieving long-term financial and strategic objectives and align executive officers’ interests with shareholder returns.
Other Compensation	Employee benefits and other compensation.	Benefits available to our employees, as well as other benefits that are individually negotiated by certain of our executives.	Provide competitive benefit packages to promote the well-being, safety and productivity of our executives.

Our Compensation Committee annually reviews and establishes the performance measures, targets and payout schedules used for our executive compensation program and the long-term incentive component of awards granted under the Equity Plan, as discussed in the table above and in “—Fiscal Year 2018 Compensation Components” below. In determining actual performance against these metrics, the Compensation Committee decides whether to include or exclude the impact of items reported in our financial statements that may not reflect underlying operating results for the current or a prior fiscal year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how the Compensation Committee and management view the performance of our business. The Compensation Committee also considers various other factors in determining executive compensation packages, including individual performance and changes in our stock price.
Benchmarking
Our Compensation Committee believes that a threshold characteristic of reasonable compensation is that it aligns with compensation provided by our peers, against whom we compete for talent. In preparation for determining executive compensation for fiscal year 2018, the committee benchmarked our executive compensation levels to evaluate the competitiveness of our executive compensation program, and as a reference for establishing compensation levels for fiscal year 2018, engaged EY as its independent external compensation consultant to provide independent advice, information and analyses of our executive compensation program, including by providing a review of competitive compensation levels.
EY recommended, and the Compensation Committee approved, a peer group of 12 publicly traded banking organizations similar in size, scope and geography to Veritex for benchmarking pay for purposes of setting executive compensation levels for fiscal year 2018. EY collected and analyzed historical compensation data reported by each company in our peer group. The following are the criteria that EY considered in compiling our peer group:

•	parent holding companies for community banks;

•	located within our target geographic market, including Texas and the Southwest region; and

•	reported assets between $1.6 billion and $7.5 billion.
The following is the list of peer companies we used for executive compensation benchmarking purposes for 2018:

	Institution Name	Ticker
1.	1st Source Corporation	SRCE
2.	Allegiance Bancshares, Inc.	ABTX
3.	Atlantic Capital Bancshares, Inc.	ACBI
4.	FB Financial Corporation	FBK
5.	Fidelity Southern Corporation	LION
6.	First Financial Bankshares, Inc.	FFIN
7.	Green Bancorp, Inc.	GNBC*
8.	Guaranty Bancorp	GBNK
9.	Independent Bank Group, Inc.	IBTX
10.	Park Sterling Corporation	PSTB
11.	State Bank Financial Corporation	STBZ
12.	Stock Yard Bancorp, Inc.	SYBT
*On January 1, 2019, we completed our acquisition of Green. For additional information, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018.
The Compensation Committee expects to update our peer group from time to time to ensure that the peer group continues to be appropriate for purposes of benchmarking executive compensation.
Overall, the Compensation Committee sought to provide total compensation target opportunity (base salary, cash bonus, RSUs and option awards) for our named executive officers that approximates the median level for comparable positions in our peer group with the opportunity to earn above median compensation based on exceeding performance objectives.

Consistent with industry practice, we consider compensation within 15% of the median to be competitive with the median. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategies. For purposes of determining executive compensation for fiscal year 2018, EY reviewed our 2017 compensation figures and projected 2018 compensation against historical compensation data for executive officers in our peer group, so this data may not reflect any compensation changes that occurred within our peer group in fiscal year 2017 or 2018. For fiscal year 2018, our total cash and direct compensation opportunities (which are further discussed below in “—Fiscal Year 2018 Compensation Components”) established by the Compensation Committee for all named executive officers were, on average, below market median. Within the total compensation opportunity for each named executive officer, individual components of compensation may be greater or lesser than median because the committee is primarily concerned with the competitiveness of the entire program, rather than any one element of compensation. Compensation realized by each named executive officer may also vary significantly from target opportunity based on our performance, individual performance and changes in our stock price, among other factors.
Fiscal Year 2018 Compensation Components
The Compensation Committee, either as a committee or together with our other independent directors, determines the individual components of the compensation program within the overall framework of target values communicated to our executive officers.
Base Salary
Base salary is generally targeted at the market median, with adjustments where the Compensation Committee believes appropriate based on the factors enumerated below, among other factors. The base salaries of our named executive officers have historically been reviewed and set annually by the Board or the Compensation Committee as part of our company’s performance review process as well as in connection with the promotion of an executive officer to a new position or other change in job responsibility. In establishing base salaries for our named executive officers for fiscal year 2018, the Compensation Committee relied on external market data obtained from outside sources, including a review of competitive compensation levels for our peer group prepared by EY, as described above. In addition to considering the information obtained from such sources, the Compensation Committee considers, among other factors:

•	each named executive officer’s scope and uniqueness of responsibility;

•	each named executive officer’s years and quality of experience;

•
our overall financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with banking regulatory agencies; and

•	each named executive officer’s individual performance and contributions to our company-wide performance, including leadership, teamwork and community service.
Base salaries approved for the named executive officers for fiscal years 2017 and 2018 were as follows:

Executive Officer	2017 Base Salary ($)	2018 Base Salary ($)	% Increase (Decrease)
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	375,000	460,000	23%
Noreen Skelly, former Executive Vice President and Chief Financial Officer	260,000	285,000	10%
Jeff Kesler, Executive Vice President and Chief Lending Officer	280,000	310,000	11%
LaVonda Renfro, Executive Vice President and Chief Administrative Officer	200,000	225,000	13%
Clay Riebe, Executive Vice President and Chief Credit Officer	260,000	285,000	10%
William C. Murphy, former Vice Chairman of the Board	275,000	225,000	(18)%
For fiscal year 2018, base salaries for our named executive officers were, on average, below market median.
Cash Bonus
We typically pay an annual cash bonus to our named executive officers to recognize and reward meaningful contributions to our performance for the year. Cash bonuses are intended to approximate the market median and are based on target opportunities established by the Compensation Committee at the beginning of each fiscal year. When determining compensation for fiscal year 2018, the Compensation Committee based its determinations in part on a formulaic approach to incentivize achievement of specific performance measures, including efficiency ratio, earning asset growth and compensation (loans and securities), deposit growth and composition, net charge-offs and nonperforming assets to risk-weighted capital, among other financial and operational metrics, in determining the amount of bonuses paid. Bonuses are determined based on the achievement of these performance measures relative to minimum and maximum target performance. The Compensation Committee used competitive market data from the peer group prepared by EY, as described above, to establish the minimum, target and maximum bonus amounts. Targets may be established at greater or lesser levels for individual executive officers and actual annual incentive awards may be above or below target depending on our performance for the fiscal year as measured by the performance measures and goals established by the Compensation Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed market median payouts. In addition, in determining whether to pay cash bonuses to a named executive officer for a given year and the amount of any cash bonus to be paid, the Compensation Committee also considers the personal performance of the executive officer and contributions to our company’s performance for the year, including with respect to leadership, teamwork and community service. The Compensation Committee, in its sole discretion, determines whether such bonuses will be paid for any year and the amount of any bonus paid.

For benchmarking purposes, we consider cash bonuses as a component of total cash compensation, which also includes base salary. For fiscal year 2018, total cash compensation for our named executive officers was, on average, below market median.
RSUs and Option Awards
We believe that long-term incentive compensation is a critical part of our executive compensation program because it aligns the financial interests of our executive officers with those of our shareholders and promotes achievement of our long-term financial and strategic objectives. We generally grant equity awards, including performance-based RSUs and stock options, to each of our named executive officers in order to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. The Compensation Committee considers market practices, external competitiveness, shareholder interests and advice from our independent compensation consultant in establishing the amount and characteristics of equity award grants. The Compensation Committee determined the level of long-term incentive grants for fiscal year 2018 at the beginning of the fiscal year. Prior to making the grants, the committee established an intended long-term incentive value for each named executive officer. When setting these intended values, the committee considered competitive market data from the peer group prepared by EY, as described above, and target total compensation opportunities. We intend that the value of long-term incentive awards for our executives approximate the market median and the total compensation opportunity for such executive officers approximate the market median level when combined with base salary and target annual bonuses. Fiscal year 2018 long-term incentive awards were driven by a comparison of our TSR against the composite return of the Index on the last day of 2018 (calculated as described below), and individual performance or other factors may result in awards which are above or below the market median. These factors include tenure and experience, succession planning and retention, subjective evaluations of performance, historical grant levels and other recent compensation actions with respect to the individual. The actual value of equity awards realized by any individual may differ significantly (up or down) from the intended value due to changes in our stock price over the life of the awards and the extent to which performance goals are met in the case of performance-based RSUs. During fiscal year 2018, we awarded performance-based RSUs and stock options to our named executive officers. See “—Executive Compensation Tables—Grants of Plan-Based Awards” below for information regarding our RSUs and stock options awards for fiscal year 2018.
RSUs
RSU awards entitle the recipient to receive one share of our stock for each RSU at the end of a specified vesting period. Non-performance based RSUs generally vest equally over a service period generally ranging from one to five years from the date of grant. Performance-based RSUs include a market condition based on a comparison of our TSR against the composite return of the Index, which determines the number of RSUs eligible for vesting equally over a three-year period from the grant date. The performance-based RSUs granted in 2018 will vest in three equal installments over a three-year tranche vesting schedule beginning January 1, 2019. The market condition is determined at the end of the calendar year in which the performance-based RSUs are granted.

We use a Monte Carlo simulation to estimate the fair value of performance-based RSUs based on our TSR relative to the Index on the last day of 2018 (calculated as described below), which fair value then determines the number of shares of our common stock subject to the RSUs. The payout for 2018 awards was calculated as a function of the target equity incentive percentage (calculated as percentage of salary) multiplied by the linear interpolation of values between 50% to 150% funding levels divided by the fair value of the performance-based RSUs (calculated as described above). The number of performance-based RSUs granted in 2018 eligible for vesting was determined as detailed below:

•	If TSR is less than 75% of the Index total return: 0% of RSUs are eligible for vesting.

•	If TSR is equal to 75% of the Index total return: 33.33% of RSUs are eligible for vesting.

•	If TSR is equal to the Index total return: 66.67% of RSUs are eligible for vesting.

•	If TSR is greater than or equal to 150% of the Index total return: 100% of RSUs are eligible for vesting.

•
If TSR is more than 75% but less than 150% of the Index total return and is not detailed above: percentage of RSUs eligible for vesting is calculated using linear interpolation. Such calculation shall have a result within the range of 33.34% and 99.999% of RSUs are eligible for vesting.

The following were exceptions to the determination of eligible vesting of RSUs:

•	If TSR is negative, but greater than or equal to 100% of the Index total return: 33.33% of RSUs are eligible for vesting.

•	If TSR is negative, and less than 100% of the Index total return: 0.00% of RSUs are eligible for vesting.

•	If TSR and Index total return are both less than 5% and the TSR is greater than 100% of the Index total return: 66.67% of RSUs are eligible for vesting.
We calculate our TSR as follows. First, we calculate the difference between the closing price of our common stock as of the last day of the calendar year in which the RSUs were granted and the closing price of our common stock as of December 31, 2014, the year of our initial public offering. We then divide the resulting difference by the closing price of our common stock on December 31, 2014, resulting in our TSR. We calculate the closing prices using a 30-day calendar average.
We calculate the Index’s total return as follows. First, we calculate the difference between the closing value of the Index as of the last day of the calendar year in which the RSUs were granted and the closing value of the Index as of December 31, 2014, the year of our initial public offering. We then divide the resulting difference by the closing value of the Index on December 31, 2014, resulting in a total return for the Index. We calculate the closing prices using a 30-day calendar average.
Stock Options

Option awards granted in 2018 were calculated using a target equity incentive percentage based on factors which include tenure and experience, succession planning and retention, subjective evaluations of performance, historical grant levels and other recent compensation actions with respect to the individual. Option awards are generally time-based and vest in three equal annual installments on each of the first three anniversaries of the grant date. We use a Black-Scholes model to estimate the fair value of stock options.

In determining certain equity awards made in 2019 in connection with our merger with Green as well as our 2019 compensation plan, the Compensation Committee consulted with EY, which prepared a peer bank equity awards study.

For benchmarking purposes, we consider RSUs and option awards as components of direct total compensation, which also includes base salary and cash bonuses (or total cash compensation). For fiscal year 2018, total direct compensation for our named executive officers was, on average, below market median.

Employee Benefits and Other Compensation

Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Our named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with a 401(k) plan to assist participants in planning for retirement and securing appropriate levels of income during retirement.

401(k) Plan and Employee Stock Ownership Plan

We provide a 401(k) program that allows employees to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all employees enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the 401(k) plan. We match the first 6% of an employee’s contribution dollar for dollar up to limitations imposed by the Internal Revenue Service.

Effective January 1, 2012, we adopted the Veritex Community Bank Employee Stock Ownership Plan ("ESOP"), which covers substantially all employees (subject to certain exclusions) that meet certain age and service requirements. All ESOP assets are held in trust and managed by C. Malcolm Holland, III, in his capacity as the trustee of the ESOP. Shares of our common stock purchased by the ESOP were initially held in a suspense account until released for allocation to participants. Prior to January 1, 2019, we made contributions to each eligible participant's account each year, generally based on the participant's 401(k) contribution made during that year. Shares were then released from the suspense account and allocated to each participant's account based on the amount of the contribution and the fair value of the shares. The ESOP was amended effective December 31, 2018 to cease new contributions or allocations of the ESOP effective January 1, 2019. For additional information regarding the ESOP, please refer to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2018 other than benefits received under the 401(k) and ESOP.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2018.

Welfare Benefits

We provide medical and dental coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Perquisites

In addition to the benefit plans discussed above in “—Employee Benefit Plans and Other Compensation,” we provide our named executive officers with certain perquisites. In 2018, we reimbursed Messrs. Holland, Kesler and Murphy for certain country club membership dues in the amounts of $45,077, $22,713 and $23,897, respectively. In 2018 and 2017, we made $5,400 of ESOP contributions for each of Mr. Holland and Mr. Kesler.

In addition, we invest in Bank-owned life insurance due to its attractive nontaxable return and protection against the loss of our key employees. During 2018, we paid premiums on Bank-owned life insurance issued in respect of our named executive officers in the amounts described in “—Executive Compensation Tables—Summary Compensation Table” below.
Roles of the Compensation Committee, Compensation Consultant and Management in the Compensation Process
Compensation Committee Responsibilities
The Compensation Committee is responsible to the Board and to our shareholders for the oversight and governance of our compensation program for executive officers, and for approving the compensation of our executive officers. The Compensation Committee, either as a committee or together with our other independent directors, makes all decisions with respect to the compensation of our named executive officers. The Compensation Committee evaluates our executive officers’ performance in light of the goals and objectives of our executive compensation plans; determines and approves the overall compensation strategies and policies for our executive officers; reviews all equity compensation plans and awards; evaluates whether incentive and other forms of pay encourage excessive risk-taking by executive officers; and reviews perquisites and other personal benefits to our executive officers. The Compensation Committee also specifically evaluates our Chairman and Chief Executive Officer’s performance in light of our goals and objectives relevant to his compensation and, either as a committee or together with our other independent directors, recommends the compensation of our Chairman and Chief Executive Officer for approval by the Board. Periodically, the Compensation Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices, such as severance and change in control arrangements.

The Compensation Committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to subcommittees such power and authority as the committee deems appropriate. However, no subcommittee may consist of fewer than two members and the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the committee as a whole.
Engagement of Compensation Consultant
In 2018, the Compensation Committee retained EY as an independent external compensation consultant to provide independent advice, information and analysis on executive compensation. The Compensation Committee established several practices to ensure the external consultant's independence, candor and objectivity. EY was engaged by and reported directly to the Compensation Committee. In addition, EY frequently met separately with the Compensation Committee with no members of management present, and consulted with the Compensation Committee chair between meetings. Our management reported fees paid for executive compensation consulting services performed by EY to the Compensation Committee at each meeting and the committee approved in advance the executive compensation consulting services to be performed.
Pursuant to its engagement, EY provided the Compensation Committee with information regarding marketplace compensation trends and assisted the Compensation Committee with the identification and approval of certain elements of our overall executive compensation program. Aggregate fees for EY’s executive compensation consulting services provided to the committee in 2018 were approximately $98,327. In addition to these compensation services, in 2018 EY provided certain due diligence services in connection with our acquisition of Green and quarterly tax advisory services. Aggregate fees for these due diligence and tax advisory services were approximately $148,000. Together with the fees for executive compensation consulting services, aggregate fees paid to EY for 2018 were approximately $246,327. The decision to engage EY for additional other services was made by management and the Compensation Committee approved the additional services. The Compensation Committee believes that, given the nature and scope of the additional services, the additional services did not raise a conflict of interest and did not impair EY's ability to provide independent advice to the Compensation Committee concerning executive compensation matters.
The Compensation Committee has assessed the independence of EY pursuant to the rules of the SEC and concluded that EY's work for the Compensation Committee did not raise any conflicts of interest that would prevent EY from independently advising the committee. In making this determination, the committee considered, among other things, the fees paid for services provided to management as a percentage of the consultant’s consolidated revenues, policies and procedures established by the consultant to mitigate conflicts of interest, and the lack of business and personal relationships between the consultant's team members and our executive officers and Compensation Committee members.
Management Input
While the Compensation Committee determines the overall compensation strategy and policies for our executive officers and approves their compensation, it seeks input from the Chief Executive Officer with respect to both overall guidelines and discrete compensation decisions. Specifically, the Chief Executive Officer attends certain meetings of the Compensation Committee to provide input and recommendations with respect to the compensation of officers and other executives, as well as compensation programs and policies for all employees. In addition, our Chief Executive Officer provided advice to the committee in identifying the Key Contributors and determining the appropriate award levels for each individual. However, the Chief Executive Officer is not present during any discussion relating to his own compensation and is not involved in determining his own compensation. Final decisions regarding executive compensation and the Company's compensation programs and policies are made by the Compensation Committee.
Executive Officer Stock Ownership
In 2018, the Compensation Committee did not implement ownership guidelines that require executive officers to maintain a specific ownership stake in the Company. However, our executives are encouraged to maintain an investment in our common stock equal to three to five times their base salary to further align our executives’ interests with those of our shareholders.

Hedging and Pledging Policy
We have adopted a policy on insider trading that our employees may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. Our insider trading policy allows executive officers, directors and certain employees to enter into pre-established trading plans complying with Rule 10b5-1 under the Exchange Act and our internal policies and procedures in connection with sales of our securities.
Clawback Policy
Our Equity Plan provides that, in addition to any forfeiture provisions otherwise applicable to an award under the Equity Plan, a grantee’s right to payment or benefits with respect to an award is subject to reduction, cancellation, forfeiture, clawback or recoupment under clawback policies that may be adopted by us or as required by applicable law.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement. The Board approved the Compensation Committee’s recommendation.

COMPENSATION COMMITTEE

Ned N. Fleming, III, Compensation Committee Chair Pat S. Bolin, Compensation Committee Member Manuel J. Mehos, Compensation Committee Member Mark C. Griege, Compensation Committee Member

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding the compensation paid to our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	All Other Compensation ($)[5]	Total ($)
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	2018	$460,000	$230,000	$138,000	$138,000	$57,102	$1,023,102
	2017	375,000	275,000	82,549	93,750	64,499	890,798
	2016	325,000	172,919	71,571	81,250	29,878	680,618
Noreen Skelly, former Executive Vice President and Chief Financial Officer	2018	285,000	85,500	57,000	35,250	—	462,750
	2017	260,000	135,000	40,059	45,500	—	480,559
	2016	235,000	93,775	31,064	35,250	—	395,089
Jeff Kesler, Executive Vice President and Chief Lending Officer	2018	310,000	108,500	62,000	37,500	32,238	550,238
	2017	280,000	150,000	43,164	49,000	109,393	631,557
	2016	250,000	116,388	33,034	37,500	10,654	447,576
LaVonda Renfro, Executive Vice President and Chief Administrative Officer	2018	225,000	76,250	45,000	27,000	—	373,250
	2017	200,000	100,000	30,809	35,000	—	365,809
	2016	180,000	71,828	23,790	27,000	—	302,618
Clay Riebe, Executive Vice President and Chief Credit Officer	2018	285,000	115,000	57,000	36,000	—	493,000
	2017	260,000	85,500	40,059	45,500	—	431,059
	2016	240,000	95,771	—	36,000	—	371,771
William C. Murphy, former Vice Chairman of the Board	2018	225,000	—	—	—	28,022	253,022
	2017	275,000	100,000	—	—	30,469	405,469
	2016	275,000	128,027	42,402	48,125	24,954	518,508
1 The amounts shown in this column represent salaries earned and paid during the fiscal year shown.
2 The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.
3 The amounts shown in this column represent RSUs, which were valued in accordance with ASC 718.
4 The option awards were valued on the grant date using the Black-Scholes option-pricing model.
5 The amounts shown in this column for the fiscal years ended December 31, 2018, 2017 and 2016 include (i) reimbursement for country club membership dues of $45,077, $54,469 and $27,071, respectively, for Mr. Holland; $22,713, $101,863 and $10,347, respectively, for Mr. Kesler; and $23,897, $28,339 and $24,647, respectively, for Mr. Murphy; (ii) $4,125, $2,130 and $307 in premiums for Bank-owned life insurance policies with a death benefit of $100,000 payable to the designated beneficiary for Mr. Holland, Mr. Kesler and Mr. Murphy, (iii) for 2018 and 2017, $5,400 in Company contributions to the ESOP for each of Mr. Holland and Mr. Kesler; and (iv) for each year, $2,500 in premiums for a life insurance policy we maintain that provides a death benefit payable to Mr. Holland’s spouse.

Grants of Plan-Based Awards
The following table provides information concerning plan-based awards made to named executive officers in fiscal year 2018.

			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Option Awards: Number of Securities Underlying Options[2]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards[3]
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
C. Malcolm Holland, III	performance-based RSUs	1/1/2018	69,000	138,000	207,000			$138,000
	stock options	1/1/2018				14,496	$27.59	138,000
Noreen Skelly	performance-based RSUs	1/1/2018	28,500	57,000	85,500			57,000
	stock option	1/1/2018				5,987	27.59	35,250
Jeff Kesler	performance-based RSUs	1/1/2018	31,000	62,000	93,000			62,000
	stock options	1/1/2018				6,513	27.59	37,500
LaVonda Renfro	performance-based RSUs	1/1/2018	22,500	45,000	67,500			45,000
	stock option	1/1/2018				4,727	27.59	27,000
Clay Riebe	performance-based RSUs	1/1/2018	28,500	57,000	85,500			57,000
	stock options	1/1/2018				5,987	27.59	36,000
William C. Murphy
1 Represents the threshold, target and maximum value of shares of performance-based RSUs that may be earned based on our performance for the performance period beginning on January 1, 2018 and ending on December 31, 2020 under our long-term incentive plans. If the performance criteria meet or exceed the threshold levels, a prorated portion of the incentive award could still be earned by the named executive officer. For more information regarding our performance-based RSUs, see “—Elements of Compensation” and “Proposal 2. Approval of 2019 Amended and Restated Omnibus Incentive Plan—Types of Awards—Restricted Stock and RSUs” above and the Outstanding Equity Awards at Fiscal Year-End table below.
2 Represents non-qualified stock option awards which vest in three equal installments beginning on the first anniversary of the grant date. For more information regarding the terms of these awards, see “—Elements of Compensation” and “Proposal 2. Approval of 2019 Amended and Restated Omnibus Incentive Plan—Types of Awards—Restricted Stock and RSUs” above and the Outstanding Equity Awards at Fiscal Year-End table below.
3 Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in note 19 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. For performance-based RSUs , the grant date fair value is calculated using the target share amount potentially payable.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding unvested stock awards held by our named executive officers as of December 31, 2018. As further described in “—Potential Payments upon Termination or Change in Control” below, the consummation of our acquisition of Green on January 1, 2019 constituted a change in control of the Company under certain of our compensation and incentive plans. All unvested stock options and RSUs that were outstanding as of December 31, 2018 fully vested as of January 1, 2019 in connection with the Green acquisition.

		Option Awards				Stock Awards
						Number of Shares of Stock that Have Not Vested		Market Value of Shares of Stock that Have Not Vested
		Number of Securities Underlying Unexercised Options

				Option Exercise Price	Option Expiration Date
Name	Grant Date	Exercisable (#)	Unexercisable (#)[1]
C. Malcolm Holland, III.	1/1/2011	125,000	—	$10.00	1/1/2021	—		$—
	10/9/2014	—	—	—	10/9/2024	6,006	2	128,408
	1/1/2015	12,777	—	14.17	1/1/2025	—		—
	1/1/2016	8,253	4,126	16.21	1/1/2026	2,508	3	53,621
	1/1/2017	3,125	6,250	26.71	1/1/2027	3,510	4	75,044
	1/1/2018	—	14,496	27.59	1/1/2028	6,270	5	134,053
Noreen Skelly	7/1/2012	20,000	—	10.00	7/1/2022	—		—
	10/9/2014	—	—	—	10/9/2024	707	2	15,107
	1/1/2015	5,152	—	14.17	1/1/2025	—		—
	1/1/2016	3,581	1,790	16.21	1/1/2026	1,088	3	23,254
	1/1/2017	1,517	3,033	26.71	1/1/2027	1,703	4	36,417
	1/1/2018	—	5,987	27.59	1/1/2028	2,590	5	55,374
Jeff Kesler	6/1/2014	8,000	—	12.90	6/1/2024	—		—
	10/9/2014	—	—	—	10/9/2024	257	2	5,503
	1/1/2015	5,381	—	14.17	1/1/2025	—		—
	1/1/2016	3,809	1,904	16.21	1/1/2026	1,157	3	24,730
	1/1/2017	1,633	3,267	26.71	1/1/2027	1,835	4	39,239
	1/1/2018	—	6,513	27.59	1/1/2028	2,817	5	60,227
LaVonda Renfro	1/1/2011	20,000	—	10.00	1/1/2021	—		—
	10/9/2014	—	—	—	10/9/2024	883	2	1,883
	1/1/2015	3,114	—	14.17	1/1/2025	—		—
	1/1/2016	2,743	1,371	16.21	1/1/2026	833	3	17,810
	1/1/2017	1,167	2,333	26.71	1/1/2027	1,310	4	28,008
	1/1/2018	—	4,727	27.59	1/1/2028	2,045	5	43,722
Clay Riebe	3/30/2016	4,000	6,000	14.82	3/30/2026	3,000	6	64,140
	1/1/2017	1,517	3,033	26.71	1/1/2027	1,703	4	36,417
	1/1/2018	—	5,987	27.59	1/1/2028	2,590	5	55,374
William C. Murphy		—	—	—	—	—		—
1 Time-based options with a grant date of January 1, 2016, 2017 and 2018 vest in three equal annual installments beginning January 1, 2017, 2018 and 2019, respectively. Time-based options with a grant date of March 30, 2016 vest in five equal annual installments beginning March 30, 2017.
2 Represents RSUs granted in exchange for cancellation of performance-based options on October 9, 2014. Specifically, Mr. Holland received 30,030 RSUs for cancellation of 170,000 performance-based options with a weighted average exercise price of $10.00; Ms. Skelly received 3,535 RSUs for cancellation of 20,000 performance-based options with a weighted average exercise price of $10.00 that on January 31, 2019 were modified to allow Ms. Skelly to exercise the options within one year after termination of her employment (from three months after termination of employment); Mr. Kesler received 1,287 RSUs for cancellation of 10,000 performance-based options with a weighted average exercise price of $12.90; and Ms. Renfro received 4,416 RSUs for cancellation of 25,000 performance-based options with a weighted average exercise price of $10.00. Restrictions on RSUs lapse in equal installments over a five-year period beginning October 9, 2015.
3 RSUs granted on January 1, 2016. The number of shares eligible for vesting was based on our TSR to the Index calculated at December 31, 2016, and the shares vest in three equal annual installments beginning January 1, 2017.
4 RSUs granted on January 1, 2017. The number of shares eligible for vesting was based on our TSR to the Index calculated at December 31, 2017, and the shares vest in three equal annual installments beginning January 1, 2018.
5 RSUs granted on January 1, 2018. The number of shares eligible for vesting was based on our TSR to the Index calculated at December 31, 2018, and the shares vest in three equal annual installments beginning January 1, 2019.
6 RSUs granted on March 30, 2016 which vest in five equal annual installments beginning March 30, 2017.

Option Exercises and Stock Vested

The following table provides information concerning the stock options exercised and RSUs that vested during the fiscal year ended December 31, 2018 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)[1]
C. Malcolm Holland,III	—	$—	12,729	$365,608
Noreen Skelly	—	—	3,640	102,122
Jeff Kesler	—	—	18,370	561,445
LaVonda Renfro	—	—	2,974	84,172
Clay Riebe	—	—	1,851	52,539
William C. Murphy[2]	27,713	367,870	6,265	167,614
1 Represents the value realized upon vesting of RSUs based on the market value of shares on the vesting date.
2 Mr. Murphy exercised an aggregate of 27,713 stock options consisting of 15,000 stock options on October 18, 2018 with an exercise price of $10.85 per share; 5,381 stock options on October 18, 2018 with an exercise price of $14.17 per share; 4,888 stock options on October 18, 2018 with an exercise price of $16.21 per share; and 2,444 stock options on October 30, 2018 with an exercise price of $16.21 per share.

Potential Payments upon Termination or Change in Control

The occurrence or potential occurrence of a change in control could create uncertainty regarding the continued employment of our executive officers. Providing change in control benefits offers executive officers a level of security that we believe allows them to continue normal business operations, remain dedicated to our strategic goals, maintain a balanced perspective during potentially uncertain periods and serve in the best interest of us and our shareholders. Accordingly, executive officer severance and change in control arrangements are provided to support major corporate and management transitions. The Compensation Committee believes these arrangements benefit our company and our shareholders. The Compensation Committee periodically reviews these arrangements in depth for market competitiveness and to ensure they remain appropriate for our company. In 2012, we entered into a change in control agreement with Ms. Noreen Skelly, our former Executive Vice President and Chief Financial Officer. Pursuant to this agreement, upon a change in control, if the gross proceeds from Ms. Skelly’s ownership of options and/or grants are not at least $200,000, the Bank will pay Ms. Skelly the difference so that she receives a minimum gross amount of $200,000. In connection with Ms. Skelly's resignation following our acquisition of Green, we paid to Ms. Skelly an additional discretionary payment of $200,000. The total amount paid to Ms. Skelly in 2019 in connection with this change in control was $940,000.

We have established a severance and change in control policy to provide protection to full-time employees, including our named executive officers, who are terminated from employment for certain reasons, including involuntary termination without cause. Under the policy, our named executive officers are entitled to the following severance amounts, which vary according to several factors, including whether the qualifying termination occurs within 24 months following a change in control:

Position	Involuntary termination (no change in control)		Termination within 24 months following a change in control
	Base Salary	Annual Incentive	Base Salary	Annual Incentive	Health & Welfare Benefits
Chief Executive Officer	4 weeks per year of service (maximum of 52 weeks)	Prorated at target	3 times	3 times most recently paid	Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") benefits paid for 18 months
Executives that Directly Report to the Chief Executive Officer	4 weeks per year of service (maximum of 52 weeks)	Prorated at target	2 times	2 times most recently paid	COBRA benefits paid for 18 months
Executive Vice Presidents	4 weeks per year of service (maximum of 52 weeks)	None	5 weeks per year of service*	Prorated at target	None
* For an Executive Vice President with five or more years of service, severance will be equal to 52 weeks. Maximum salary severance is 52 weeks and minimum salary severance is 13 weeks for all Executive Vice Presidents.

Severance payments are calculated based on position and years of service with our company, including any tenure at companies we have acquired. Severance payments are generally paid in a lump sum no later than 60 days following termination and are based on the employee's base salary at the time of termination. The Compensation Committee believes our policy, which includes a "double-trigger" change in control benefit, will provide necessary security to help attract and retain a talented management team while protecting our shareholders' interests.

Payments of any long-term incentive awards are governed by individual award agreements and our policy requires one or more years of service with our company in order to receive payments attributable to any annual incentive awards. The consummation of our acquisition of Green on January 1, 2019 constituted a change in control of the Company under certain of our compensation and incentive plans. Certain of our named executive officers has been granted equity awards under two equity incentive plans, the 2010 Plan and the Equity Plan. The terms of the 2010 Plan required that all unvested stock options and RSUs issued under the 2010 Plan fully vest as of the consummation of the Green acquisition. Under the terms of the Equity Plan, accelerated vesting upon a change in control is permissible, and our Board determined that all unvested stock options, RSUs and other equity awards issued under the Equity Plan would fully vest as of the consummation of the acquisition on January 1, 2019. As a result, unvested stock options, RSUs and other equity awards under the 2010 Plan and the Equity Plan fully vested on January 1, 2019, and each participant under the ESOP became fully vested in his or her account.

The following table summarizes the amounts each of our named executive officers would be entitled to receive as of December 31, 2018 following certain types of terminations of employment or in connection with a change in control. The amounts shown in the following table are approximate and reflect certain assumptions that we have made in accordance with SEC rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2018 (the last day of our 2018 fiscal year), and that the value of a share of our common stock on that day was $21.38, the closing price on December 31, 2018, the last trading day of the calendar year. In addition, in keeping with SEC rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control.

Benefit	Retirement	Death ($)	Disability ($)	Involuntary or Good Reason Termination (Not In Connection with Change in Control) ($)	Involuntary or Good Reason Termination (In Connection with Change in Control) ($)
C. Malcolm Holland, III
Severance[1]	—	—	—	690,000	2,070,000
RSUs[2]	—	391,126	391,126	—	391,126
Stock options[2]	—	21,333	21,333	—	21,333
Bank-owned life insurance (“BOLI”)[3]	—	1,169,896	—	—	—
Outplacement and healthcare[4]	—	—	—	—	17,574
Noreen Skelly
Severance[5]	—	—	—	370,500	741,000
RSUs[2]	—	130,153	130,153	—	130,153
Stock options[2]	—	9,256	9,256	—	9,256
BOLI[3]	—	857,245	—	—	—
Outplacement and healthcare[4]	—	—	—	—	26,121
Jeff Kesler
Severance[5]	—	—	—	418,500	837,000
RSUs[2]	—	129,700	129,700	—	129,700
Stock options[2]	—	9,845	9,845	—	9,845
BOLI[3]	—	1,890,357	—	—	—
Outplacement and healthcare[4]	—	—	—	—	36,862
LaVonda Renfro
Severance[5]	—	—	—	301,250	602,500
RSUs[2]	—	108,422	108,422	—	108,422
Stock options[2]	—	7,090	7,090	—	7,090
BOLI[3]	—	1,335,942	—	—	—
Outplacement and healthcare[4]	—	—	—	—	25,791
Clay Riebe
Severance[5]	—	—	—	400,000	800,000
RSUs[2]	—	155,931	155,931	—	155,931
Stock options[2]	—	39,360	39,360	—	39,360
Outplacement and healthcare[4]	—	—	—	—	17,779
William C. Murphy
1The amount reflected in the “Involuntary or Good Reason Termination (Not In Connection with Change in Control)” column includes the payment to Mr. Holland of (i) his annual base salary for 12 months following termination and (ii) the prorated portion of any earned but unpaid target cash incentive for the year. The amount reflected in the “Involuntary or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment to Mr. Holland equal to (a) 36 months of his annual base salary and (b) three times the most recent annual cash incentive paid to him immediately preceding the date of termination.
2Reflects the value of unvested RSUs, both time- and performance-based, and stock options which vest in full in the circumstances indicated. The value of RSUs is based on the December 31, 2018 closing price of our common stock of $21.38. The value of the stock options is based on the excess, if any, of the $21.38 closing price and the option exercise price. Performance-based RSUs are assumed to pay out at the “target” level (100%) under the “Death”, “Disability” and “Involuntary or Good Reason Termination (In Connection with Change in Control)” columns.
3Amounts represent the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at our company.
4Amounts represent the estimated cost of outplacement services and the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under COBRA that will be provided to the named executive officer in the event of involuntary or good reason terminations in connection with a change in control for 18 months, as well as certain outplacement services.
5The amounts reflected for termination of each of the executives in the “Involuntary or Good Reason Termination (Not In Connection with Change in Control)” are (i) their respective annual base salaries for 12 months and (ii) the prorated portion of any earned but unpaid target cash incentive for the year. The amounts reflected in the “Involuntary or Good Reason Termination (In Connection with Change in Control)” column include a lump sum payment equal to (a) 24 months of the executive’s annual base salary and (b) two times the average of the cash bonus for the three years preceding the date of termination.

CHIEF EXECUTIVE OFFICER PAY RATIO
Item 402(u) of Regulation S-K, implementing a requirement of the Dodd-Frank Act, requires that we disclose a ratio that compares the annual total compensation of our median employee to that of our Chief Executive Officer.
In order to determine our median employee, we prepared a list of all employees (excluding our Chief Executive Officer) as of December 31, 2018, along with their gross income as reported on IRS form W-2 for the year ended December 31, 2018. Gross income as reported on IRS form W-2 for the year ended December 31, 2018 was annualized for those employees that were not employed for the full year.
After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table above.
The annual compensation for 2018 for our Chief Executive Officer was $1,045,098 and for our median employee was $65,422. The resulting ratio of our Chief Executive Officer’s pay to that of our median employee for the year ended December 31, 2018 was 16 to 1.

PROPOSAL 5. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that our shareholders have the opportunity to recommend how frequently we should provide an advisory vote on our executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on our executive compensation occur every one, two or three years.

Since we were an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012, until December 31, 2018, and therefore not previously subject to the requirement to hold a shareholder vote on executive compensation or a shareholder vote on the frequency thereof, the advisory shareholder vote on executive compensation included in this proxy statement is the first such vote we will hold. Most publicly traded companies, including many of our peers, hold annual advisory votes on executive compensation. We believe that an annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and to provide feedback before those trends become pronounced over time, while also giving the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing shareholder feedback. Accordingly, the Board recommends that you vote in favor of holding future advisory votes on executive compensation on an annual basis.

You will have the opportunity to vote in favor of conducting future advisory votes on executive compensation every one, two or three years, or you may abstain from voting on the proposal. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt this resolution. If none of the three frequency options receives the vote of a majority of the votes cast, we will consider the frequency option (every one year, two years or three years) that receives the highest number of votes cast by shareholders to be the frequency that is recommended by shareholders.

The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on us or the Board, the Board may decide that it is in our best interests and the best interests of our shareholders to select a frequency of advisory votes on executive compensation that differs from the option that is recommended by shareholders pursuant to the preceding paragraph.
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt this resolution. If none of the three frequency options receives the vote of a majority of the votes cast, we will consider the frequency option (every one year, two years or three years) that receives the highest number of votes cast by shareholders to be the frequency that is recommended by shareholders.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ON AN ANNUAL BASIS.

PROPOSAL 6. RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Grant Thornton LLP has served as our independent auditors since 2014. We have been advised by Grant Thornton LLP that neither Grant Thornton LLP nor any of its members had any financial interest, direct or indirect, in us nor has Grant Thornton LLP had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board is seeking ratification of the appointment of Grant Thornton LLP for the 2019 fiscal year. Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2019 fiscal year is not required by our bylaws, state law or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Grant Thornton LLP for future services.
Representatives of Grant Thornton LLP are expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019 will require the affirmative vote of a majority of the votes cast at the Annual Meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

Report of the Audit Committee
The Audit Committee oversees Veritex’s financial reporting process on behalf of the Board. Management has primary responsibility for preparing Veritex’s financial statements and the reporting process, including developing, maintaining and evaluating Veritex’s internal control over financial reporting in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Veritex’s audited financial statements for the fiscal year ended December 31, 2018, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements.
The Audit Committee discussed with Grant Thornton LLP their audit of Veritex’s 2018 financial statements, including Veritex’s internal control over financial reporting. During 2018, the Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of Veritex’s internal control over financial reporting, and the overall quality of Veritex’s financial reporting. In addition, the Audit Committee discussed with Grant Thornton LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”) and such other matters as are required by the PCAOB to be discussed with the Audit Committee. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the auditors’ independence from management and Veritex, considered the compatibility of non-audit services with the auditors’ independence and concluded that the auditors’ independence had been maintained.
Based on its review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Veritex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE Steven D. Lerner, Audit Committee Chair Gregory B. Morrison, Audit Committee Member Ned N. Fleming, III, Audit Committee Member William D. Ellis, Audit Committee Member
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by our independent auditors. The Audit Committee will approve the engagement of auditors for a term of 12 months, unless the Audit Committee considers a different period and specifically states otherwise. The Audit Committee annually reviews and pre-approves the services, and the associated cost levels or budgeted amounts that may be provided by our independent auditors without obtaining specific pre-approval from the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. All requests or applications for services to be provided by the independent auditors that do not require specific approval by the Audit Committee will be submitted to the chair of the committee in order to determine whether such services are included within the list of services that have been pre-approved by the committee.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee has reviewed the following audit and non-audit fees that we have paid to Grant Thornton LLP for 2018 and 2017 for purposes of considering whether such fees are compatible with maintaining the independence of Grant Thornton LLP, and concluded that such fees did not impair Grant Thornton LLP’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by our independent auditors before the services are performed, including all of the services, if any, described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” in the footnotes to the table below. The Audit Committee pre-approved all of the services provided by Grant Thornton LLP and all of the fees described below in accordance with the policies and procedures described below.

	2018	2017
Audit Fees[1]	$677,313	$823,136
Audit-Related fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total fees	$677,313	$823,136
1 Audit Fees reflect the aggregate fees billed for services related to the reviews of our quarterly reports filed on Form 10-Q, the audit of our consolidated financial statements and the preparation of financial statements in accordance with PCAOB standards, audit of internal controls to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Act, registration statements and other SEC filings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTION
General
In addition to the relationships, transactions and the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2018, including currently proposed transactions, to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.
Ordinary Banking Relationships
Some of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have had transactions with, the Bank in the ordinary course of business. These transactions including deposits, loans, mortgages and other financial services transactions, all of which were effected on substantially the same terms and conditions, including interest rate and collateral (where applicable), as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features.
As of December 31, 2018, we had approximately $69.4 million of loans outstanding to our officers, directors and principal shareholders, as well as their immediate family members and affiliates, and those of the Bank, and we had approximately $15.7 million in unfunded loan commitments to these persons. As of April 19, 2019, no related person loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into similar transactions in the ordinary course of business on similar terms and conditions with our officers, directors and principal shareholders, as well as their immediate families and affiliates, in the future.
Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with SunTx, William C. Murphy and certain affiliates of Mr. Murphy (Mr. Murphy and such affiliates are collectively referred to as the “WCM Parties,” and the WCM Parties together with SunTx are referred to as the “Holders”). Under the Registration Rights Agreement, each of the Holders may require us to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), including on Form S-3 to the extent such form is available to us, to register the sale of shares of our common stock, subject to certain limitations. Each of SunTx and the WCM Parties may request a total of two registrations on Form S-1 and only one during any six-month period. The Holders have unlimited rights to demand registration on Form S-3, with a limit of only one such registration during any three-month period. In addition, if we propose to register securities under the Securities Act, then the Holders will have “piggy-back” rights to request that we register the shares of our common stock that they hold, subject to certain limitations including quantity limitations determined by underwriters if the offering involves an underwriting. There is no limit to the number of these “piggy-back” registrations in which the Holders may request their shares be included. We will bear the registration expenses incurred in connection with these registrations, other than underwriting discounts and commissions. We have agreed to indemnify the Holders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the Registration Rights Agreement.
On November 10, 2015, at the request of SunTx, we filed a registration statement on Form S-3, which became effective on November 25, 2015, registering the sale of all 1,572,370 shares of our common stock owned by SunTx. All 1,572,370 shares were sold pursuant to the registration statement.
On December 14, 2016, each of the WCM Parties waived all “piggy-back” rights it had under the Registration Rights Agreement with respect to our registered public offering of common stock on December 20, 2016.
On December 19, 2017, at the request of the WCM Parties, we filed a registration statement on Form S-3, which became effective on December 26, 2017, registering the sale of all 97,259 shares of our common stock owned by Mr. Murphy and certain affiliates controlled by him. All 97,529 shares were sold pursuant to the registration statement.

Review and Approval of Transactions with Related Persons
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). We and the Bank have adopted policies to comply with these regulatory requirements and restrictions.
In addition, we have adopted a written Related Person Transactions Policy, which provides that any related person transaction is generally prohibited unless the Audit Committee determines that such transaction is fair to our company and, if necessary, we have developed an appropriate plan to manage any conflicts of interest. A “related person transaction” is a transaction between us and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons have a direct or indirect material interest. Such transactions may include financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. Pursuant to the Related Person Transactions Policy, all related person transactions must be reviewed and approved by the Audit Committee before such transaction is entered into, or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for preapproval, ratified by the committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following table presents information regarding the beneficial ownership of our common stock, as of March 25, 2019, by (i) each nominee for election as a director, (ii) each named executive officer, (iii) each person who is known by us to own beneficially 5% or more of our common stock and (iv) all directors and executives as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The table below calculates the percentage of beneficial ownership based on 54,352,704 shares of common stock outstanding as of March 25, 2019.

Name of Beneficial Owner[1]	Number of Shares Beneficially Owned	Percentage Beneficially Owned[2]
Directors, Nominees and Named Executive Officers:
C. Malcolm Holland, III[3]	281,554	*
Pat S. Bolin[4]	106,676	*
William D. Ellis	195,403	*
Ned N. Fleming, III[5]	5,870	*
Mark C. Griege[6]	70,477	*
Steven D. Lerner[7]	30,471	*
Manuel J. Mehos[8]	719,326	1.3%
Gregory B. Morrison[9]	4,908	*
John T. Sughrue[10]	51,309	*
Noreen Skelly[11]	61,122	*
Jeff Kesler[12]	78,935	*
LaVonda Renfro[13]	49,168	*
Clay Riebe[14]	38,077	*
William C. Murphy[15]	134,541	*
Directors and executive officers of the Company as a group (20 persons)	2,131,147

Principal Shareholders:
5% Security Holders:
BlackRock, Inc.[16]	3,449,209	6.4%
Pine Brook Capital Partners, L.P.[17]	3,164,655	5.8%
* Represents beneficial ownership of less than 1%.

1	Except as otherwise indicated, the address for each of the following is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.

2
Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options and warrants to acquire shares of our common stock held by such person that are currently exercisable or exercisable within 60 days of March 25, 2019. The ownership percentage of all executive officers and directors, as a group, assumes that all 20 persons, but no other persons, exercise all options and warrants to acquire shares of our common stock held by such persons that are currently exercisable or exercisable within 60 days of March 25, 2019.

3
Includes (i) 94,277 shares held in Mr. Holland’s name, (ii) 10,000 shares held by Pershing LLC IRA for his benefit, (iii) 3,250 shares held by The Holland III FLP, and (iv) stock options to purchase 174,027 shares of Veritex common stock.

4
Includes (i) 6,262 shares held in Mr. Bolin’s name, (ii) 18,249 shares held by the DHB Family Partnership, LP, which is controlled by Mr. Bolin, (iii) 18,250 shares held by the PSB Family Trust II, of which Mr. Bolin’s wife is the trustee, (iv) 33,308 shares held by Anasazi Capital, LP, which is controlled by Mr. Bolin, (v) 16,670 shares held by Bolin Investments, LP, which is controlled by Mr. Bolin, (vi) 1,437 RSUs that will vest within 60 days of the record date, (vii) options to purchase 2,500 shares of our common stock, and (viii) a warrant to purchase 10,000 shares of our common stock presently exercisable, issued to Red Star Yield Holdings, Inc., an entity controlled by Mr. Bolin.

5
Includes (i) 2,000 shares held in Mr. Fleming's name, (ii) 875 shares held by Mr. Fleming together with certain entities of SunTx Veritex Holdings, LP, a Delaware limited partnership (the “Fund”), as described herein. Mr. Fleming serves as director of SunTx Capital II Management Corp. (the “Fund GP Corp”), which acts as the general partner of SunTx Capital Partners II GP, LP (the “Fund GP”), the general partner of the Fund, and which serves as the investment manager to the Fund. As a result of this relationship, Mr. Fleming serves on our Board as a representative of the Fund and received RSUs in such capacity. Pursuant to the offering documents of the Fund, the Fund is entitled to an indirect pecuniary interest in these shares. Solely as a result of his ownership interest in the Fund, including through the Fund GP Corp, Mr. Fleming may be deemed to have an indirect pecuniary interest in these 875 shares (i.e. no direct pecuniary interest). Mr. Fleming has the sole right to vote and dispose of these shares held by him individually. Mr. Fleming disclaims beneficial ownership of these securities, except to the extent of Mr. Fleming’s pecuniary interest in the securities, (iii) 1,495 RSUs that will vest within 60 days of the record date and (iv) 1,500 shares owned by Mr. Fleming's spouse. The business address of each of the entities and Mr. Fleming is 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

6
Includes (i) 30,262 shares held in Mr. Griege’s name, (ii) 36,000 shares held jointly by Mr. Griege and his spouse, (iii) 1,715 RSUs that will vest within 60 days of the record date, and (iv) options to purchase 2,500 shares of our common stock.

7	Includes (i) 19,681 shares held in Mr. Lerner’s name, (ii) options to purchase 9,280 shares of our common stock and (iii) 1,510 RSUs that will vest within 60 days of the record date.

8	Includes (i) 445,270 shares held in Mr. Mehos’s name, (ii) options to purchase 272,575 shares of our common stock and (iii) 1,481 RSUs that will vest within 60 days of the record date.

9	Includes (i) 3,500 shares held in Mr. Morrison’s name and (ii) 1,408 RSUs that will vest within 60 days of the record date.

10
Includes (i) 40,637 shares held individually by Mr. Sughrue, (ii) 7,208 share held by Mr. Sughrue’s spouse, (iii) 55 shares held by Mr. Sughrue’s son, (iv) 1,510 RSUs that will vest within 60 days of the record date and (v) options to purchase 2,500 shares of our common stock.

11	Includes (i) 20,062 shares held in Ms. Skelly’s name and (ii) stock options to purchase 41,060 shares of our common stock.

12	Includes (i) 36,428 shares held in Mr. Kesler’s name, (ii) 10,000 shares held by Charles Schwab IRA for his benefit and (iii) stock options to purchase 32,507 shares of our common stock.

13	Includes (i) 13,713 shares held individually by Ms. Renfro and (ii) options to purchase 35,455 shares of our common stock.

14	Includes (i) 17,540 shares held in Mr. Riebe’s name and (ii) stock options to purchase 20,537 shares of our common stock.

15	Includes (i) 37,282 shares held in Mr. Murphy’s name and (ii) 97,259 shares held by William C. Murphy Pension & Profit Sharing Plan & Trust, over which Mr. Murphy has voting and dispositive control.

16
Based solely on information reported on a Schedule 13G/A filed with the SEC on January 31, 2019 by or on behalf of BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

17
Based solely on information reported on a Schedule 13G filed with the SEC on January 10, 2019 by or on behalf of each of Pine Brook Capital Partners, L.P., Pine Brook Road Associates, L.P., Pine Brook Road Advisors, L.P., PBRA, LLC and Howard H. Newman, reporting as a group. Consists of 3,164,655 shares over which Pine Brook Road Associates, L.P., Pine Brook Road Advisors, L.P., PBRA, LLC and Howard H. Newman each claim shared voting power, of which (i) 2,539,081 shares are held for the account of Pine Brook Capital Partners, L.P., (ii) 448,249 shares are held for the account of Pine Brook Capital Partners (SSP), L.P., and (iii) 177,325 shares are held for the account of Green PB-4, LLC. Pine Brook Capital Partners (Cayman), L.P. serves as the sole member of Green PB-4, LLC. Pine Brook Road Associates, L.P. serves as general partner to each of Pine Brook Capital Partners, L.P., Pine Brook Capital Partners (SSP), L.P. and Pine Brook Capital Partners (Cayman), L.P. Pine Brook Road Advisors, L.P. serves as investment manager to each of Pine Brook Capital Partners, L.P., Pine Brook Capital Partners (SSP), L.P. and Pine Brook Capital Partners (Cayman), L.P. PBRA, LLC serves as general partner of each of Pine Brook Road Associates, L.P. and Pine Brook Road Advisors, L.P. Mr. Newman is the sole member of PBRA, LLC. In such capacities, Pine Brook Road Associates, L.P., Pine Brook Road Advisors, L.P., PBRA, LLC and Mr. Newman may be deemed to beneficially own the shares held for the accounts of Pine Brook Capital Partners, L.P., Pine Brook Capital Partners (SSP), L.P. and Green PB-4, LLC. The address of each of Pine Brook Capital Partners, L.P., Pine Brook Road Associates, L.P., Pine Brook Road Advisors, L.P., PBRA, LLC and Howard H. Newman is c/o Pine Brook Road Partners, LLC, 60 East 42nd Street, 50th Floor, New York, New York 10165.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership of our equity securities, including our common stock, with the SEC. Such persons are required by the SEC’s regulations to furnish us with copies of all reports they file pursuant to Section 16 of the Exchange Act.
Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2018, our officers, directors and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a) of the Exchange Act other than in the following instances:

•
Mr. Kowalski inadvertently failed to timely file a Form 5 to report one transaction involving a gift of our common stock to the Kowalski Living Trust (constituting 10,000 shares) that occurred in 2017. The Form 5 was filed on March 27, 2018.

•
Mr. Sughrue inadvertently failed to timely file a Form 4 to report one transaction involving a purchase of 6,912 shares of our common stock by Mr. Sughrue’s spouse into such spouse’s IRA account on March 20, 2014. The Form 4 was filed on April 2, 2018.

•
Mr. Fleming inadvertently failed to timely file a Form 4 to report the vesting of 500 RSUs into shares of our common stock on each of March 31, 2018 and June 30, 2018, and the grant of 2,000 RSUs on March 31, 2018. The Form 4 was filed on August 24, 2018.

HOUSEHOLDING OF PROXY MATERIALS
With respect to eligible shareholders who share a single address, we are sending only one copy of this proxy statement and accompanying notice of the Annual Meeting to that address unless we have received instructions to the contrary from any shareholder at that address. Eligible shareholders will continue to have access to and receive separate proxy cards. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, a shareholder of record who wishes to receive a separate copy of this proxy statement and the accompanying notice of the Annual Meeting in the future may contact us by mail at Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Corporate Secretary, or by phone at (972) 349-6200. Eligible shareholders of record receiving multiple copies of this proxy statement and the accompanying notice of the Annual Meeting can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting such bank, broker or other nominee.

DATE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS FOR 2020 ANNUAL MEETING
If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2020 annual meeting of shareholders, such proposal and supporting statements, if any, must be received by us at our principal executive offices, located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Corporate Secretary, no later than 120 calendar days before the one-year anniversary of the date this proxy statement is released to shareholders. Any such proposal must comply with the requirements of Rule 14a-8.

OTHER MATTERS
The Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
A copy of this proxy statement and our 2018 annual report to shareholders is available without charge from our website at http://ir.veritexbank.com/phoenix.zhtml?c=253740&p=proxy. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

APPENDIX A

2019 Amended and Restated OMNIBUS INCENTIVE PLAN

FOR VERITEX HOLDINGS, INC.

1.Purpose and Effect Date.

(a)Purpose. The 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, employees, directors and service providers; and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, or receive monetary payments, on the potentially favorable terms that this Plan provides. In addition, the Plan is intended to advance the Company’s growth and success and to advance its interests by attracting and retaining well-qualified Non-Employee Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum efforts for the long-term success of the Company’s business.

(b)Effective Date. This Plan was originally adopted by the Board of Directors (the “Board”) of the Company on September 2, 2014 (the “Original Effective Date”) and approved by the Company’s shareholders on September 16, 2014. This amended and restated Plan was approved by the Compensation Committee on April 5, 2019 (the “Effective Date”).

2.Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other sections of this Plan.

(a)“Applicable Law” means the requirements relating to the administration of equity-based awards under U.S. and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or jurisdiction where Awards are, or will be, granted under the Plan.

(b)“Award” means a grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock, performance-based Awards, cash-based Awards, or any other type of award permitted under the Plan.

(c)“Change in Control” except as may otherwise be provided in an Option agreement, or other applicable agreement, means the occurrence of any of the following:

(i)The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the consolidation or corporate reorganization which does not result in a Change in Control as defined herein);

(iii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control;

(iv)The consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)the Company; and

(4)a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v)A complete winding up, liquidation or dissolution of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions
(d)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(e)“Commission” means the United States Securities and Exchange Commission or any successor agency.

(f)“Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority), or such other committee of the Board as designated or authorized by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be composed of no fewer than two directors, each of whom is an Outside Director provided that if no such committee shall be in existence at any time, the functions of the Committee shall be carried out by the Board.

(g)“Company” means Veritex Holdings, Inc., a Texas corporation, or any successor thereto.

(h)“Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an officer or an employee of the Company or an affiliate.

(i)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(j)“Fair Market Value” means (i) if the stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the stock is not listed on a securities exchange, a value that will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(k)“Option” means the right, granted to a Participant pursuant to this Plan, to purchase Shares at a stated price for a specified period of time.

(l)“Outside Director” means a Director who meets the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and any other qualifications required by the applicable stock exchange on which the Shares are traded.

(m)“Participant” means an individual selected by the Committee to receive an Award.

(n)“Plan” means this 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc., as may be amended from time to time.

(o)“Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(p)“Restricted Stock” means a Share that is subject to a risk of forfeiture and a Restriction Period.

(q)“Restricted Stock Unit” or “RSU” means the right to receive a payment equal to the Fair Market Value of one Share that is subject to a risk of forfeiture and a Restriction Period.

(r)“Share” means a share of Stock.

(s)“Stock” means the common stock of the Company, par value of $0.01 per share.

(t)“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(u)“Stock Unit” means a right to receive a payment equal to the Fair Market Value of one Share.
(v)“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3.Shareholder Approval. In September 2014 the Board adopted and the Company’s shareholders approved the original statement of this Plan. This amended and restated Plan has been adopted by the Compensation Committee pursuant to Section 14 of the Plan and shall be submitted to the Company’s shareholders for approval. Any Awards payable in Shares and granted under the Plan in excess of the number of Shares reserved under the Plan as of the Original Effective Date and prior to shareholder approval of this amended and restated Plan will be granted subject to such shareholder approval.

4.Eligibility. The persons eligible to receive Awards under the Plan shall be designated as Participants by the Committee. The Committee may, in its discretion, designate any employee, director, consultant or other services provider of the Company or its Subsidiaries as a Participant.

5.Administration.

(a)The Plan shall be administered by the Committee, which shall have the full power and authority to (i) designate Participants; (ii) determine the types of Awards to be granted under the Plan; (iii) determine the number of Shares to be covered by each Award; (iv) determine the terms and conditions of any Award; (v) amend the terms and conditions of any Award; (vi) determine whether, to what extent, and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, as well as determine whether, to what extent, and under what circumstances Awards may be cancelled, forfeited or suspended; (vii) establish, amend, suspend or waive rules and appoint such individuals as it shall deem appropriate for the proper administration of the Plan; (viii) to approve forms of Award agreements for use under the Plan; (ix) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine; (x) to construe and interpret the terms of the plan and Awards granted pursuant to the Plan; (xi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; sub-plans may be created for any of these purposes; and (xii) make any other determination and take any other action that the Committee deems necessary for the administration of the Plan.

(b)The Committee may delegate to any officer of the Company its authority to grant Awards under the Plan or to modify or amend the terms of any outstanding award, including the time or times when Awards may be exercised; provided, however, that an officer who receives a delegation of authority under this Section 5(b) shall not be granted the authority to grant himself or herself an Award under the Plan or to modify or amend the terms of any award granted to him or her by the Committee.

(c)The Committee will consist of two or more individuals each of whom will be an Outside Director.

(d)The terms of the Plan outlined below apply to all Awards granted under the Plan, unless otherwise stipulated in an Award’s individual grant agreement, provided however, in the event of a conflict between the terms of the Plan and the terms of an individual grant agreement, the individual grant agreement shall control.

6.Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under this Plan has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law and the Company’s certificate of incorporation and bylaws permit.

7.Shares Available for Awards. The aggregate number of Shares that are available for grant under the Plan shall be 2,500,000 Shares. In addition, up to a maximum of 467,748 Shares are available for grant under the Plan solely with respect to certain awards issued in January 2019 and approved by shareholders on May [ ], 2019.

8.Limitation on Awards. The maximum aggregate number of Shares subject to Awards granted under the Plan in any 12-month period to any one Participant shall be 500,000. The maximum aggregate cash-based Award that may be paid under the Plan to any one Participant in any fiscal year shall be $1,000,000.

9.Accounting for Awards. If an Award entitles Participant to receive or purchase Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of the grant of such Award against the aggregate number of Shares available for grant under the Plan. Any Shares subject to an Award that terminates or is forfeited or cancelled shall become available again for grant under the Plan. Shares withheld as full or partial payment to the Company for the purchase or exercise price relating to an Award, or to satisfy tax withholding obligations, shall again be available for grant under the Plan.

10.Adjustments. In the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, disposition, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall (as deemed appropriate) adjust (i) the number and type of Shares subject to, or that may become subject to, outstanding Awards; (ii) the purchase price or exercise price with respect to the Award; or (iii) any other limitations contained within the Plan. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification, extension, or substitution of such rights under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

11.Award Types.

(a)Stock Options

Exercise Price - The exercise price applicable to an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant,
Stock Option Term - Options will remain exercisable for no longer than 10 years from the date of grant.
Dividend and Voting Rights - Prior to exercise of any Option, Participants shall not be entitled to receive any cash or Stock dividends paid to or made with respect to the Shares underlying such Option, and shall not have the right to vote the Shares underlying such Option.

Time and Manner of Exercise - Unless otherwise provided in an Option agreement, payment of the exercise price of an Option may be made in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other cashless exercise arrangement.
(b)Stock Appreciation Rights

Exercise Value - The excess of (i) the Fair Market Value of one Share on the date of exercise over the grant price of the SAR - with the grant price not being less than 100% of the Fair Market Value of a Share on the date of grant.
SAR Term - SARs will remain exercisable for no longer than 10 years from the date of grant.
Form of Payment - SARs may be settled in cash or Stock as specified in the applicable grant agreement.
(c)Restricted Stock and RSUs

Dividend and Voting Rights - Participants who receive Shares of restricted Stock and/or RSUs shall not be entitled to receive any cash or Stock dividends paid to or made with respect to such Shares and shall not have the right to vote the Shares until such Shares have vested.
Form of Payment - RSUs may be settled in cash or Stock as specified in the applicable grant agreement.
Code Section 409A - All RSUs must be settled or paid before the 15th day of the third month following the end of the Participant’s (or the Company’s, if later) taxable year in which the RSU vests, or at such other time as determined by the Committee, taking into account the requirements of Section 409A of the Code.
(d)Cash-based Awards

Performance Period - The applicable Performance Period shall be determined by the Committee and provided in the Participants’ grant agreements or other relevant documentation.
Payout Opportunities - The Committee shall approve a threshold, target, and maximum Awards payout opportunity for each Participant for the fiscal year. In no event shall the Awards payout opportunity exceed $1,000,000.
Payment of Cash-based Awards - Cash-based Awards must be payable solely as a result of the Company’s performance during the Performance Period and as determined after the end of the Performance Period.
Code Section 409A - All cash-based Awards must be settled or paid before the 15th day of the third month following the end of the Participant’s (or the Company’s, if later) taxable year in which the cash-based Award vests, or at such other time as determined by the Committee, taking into account the requirements of Section 409A of the Code.
(e)Stock Awards - The Committee may grant Awards of Stock that are not subject to vesting or other conditions.

(f)Performance-based Awards - Any Award granted under the Plan may be subject to the Performance Goals.

Performance Period (herein so called) - The applicable Performance Period shall be determined by the Committee, as set forth in the Participants’ grant agreements.
Performance Goals (herein so called) - Performance Goals shall be determined by the Committee and may consist of any of the following (without limitation): growth in interest income and expense; net-income; net interest margin; efficiency ratio; reduction in non-accrual loans and non-interest expense; growth in non-interest income and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (e.g., fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios; credit quality measures; return on assets; return on equity; economic value of equity; compliance and regulatory ratings; internal controls; enterprise risk measures (e.g., interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); volume in production or loans; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; profit margin; earnings per Share; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per Share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common shares; return on investment; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; customer satisfaction; or total return to shareholders.
The Performance Goals shall be computed in accordance with generally accepted accounting principles or under a methodology established by the Committee.
Discretion - The Committee may not, in any event, increase the amount of compensation payable to a Participant upon the attainment of a Performance Goal.
Payment/Settlement - Performance-based Awards will be paid or settled only upon the attainment of the Performance Goals specified in a Participant’s grant agreement.
Code Section 409A - All performance-based Awards must be settled or paid before the 15th day of the third month following the end of the Participant’s (or the Company’s, if later) taxable year in which the performance-based Award vests, or at such other time as determined by the Committee, taking into account the requirements of Section 409A of the Code.
(g)Other Requirements

Consideration for Awards - Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee or required by Applicable Law.
Vesting - Awards shall vest according to the vesting schedule provided within the applicable Award agreement. In addition, any unvested Awards may, at the discretion of the Committee, become fully vested upon the earlier of the occurrence of a termination of employment due to the Participant’s death, disability, Change in Control of the Company or retirement after attaining the age of 65 with 10 years of service.
Forfeiture - Unless otherwise determined by the Committee pursuant to Section 5(a)(ix), upon a Participant’s termination of employment other than in the case of the Participant’s death, disability, a Change in Control of the Company, or retirement after attaining the age of 65 with 10 years of service during the applicable vesting period, all unvested Awards held by the Participant shall be forfeited.
Clawback Policy - Notwithstanding any other provision of this Plan or any Award agreement to the contrary, any Award received by the Participant, issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of Applicable Law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or Applicable Law without further consent or action being required by the Participant. To the extent that the terms of this Plan or of any Award agreement conflict with the Policy or any similar policy, then the terms of such policy shall prevail.
(h)Tax Withholding - The Company or the Committee may take such action as appropriate to ensure all applicable federal, state, or local payroll, withholding, income or other taxes (that are the responsibility of the Participant) are withheld and collected from the Participant. The Participant shall make appropriate arrangements for the payment to the Company of all amounts which the Company is required to withhold in connection with the vesting, exercise, purchase, or distribution of an Award. Such arrangements may include making cash payments, transferring vested Shares to the Company, electing to have Shares withheld from the Award that is vesting or being exercised or settled, or electing to have taxes withheld from other wages.

(i)Prohibition on Re-pricing - No Option or SAR may be amended to reduce the Award’s initial exercise or grant price without the approval of the Board.

(j)Rights as Shareholders - Except with respect to vested Shares, or as otherwise provided in a grant agreement, a Participant shall not have any rights and privileges of a shareholder of the Company.

(k)Award Agreement - No Participant will have rights under an Award granted to such Participant unless and until an Award agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant. In the case of an Award that is not subject to any vesting conditions, the Award may be evidenced by the grant of a share of stock and the terms of such Award shall be determined by the Plan.

(l)Fractional Shares - No fractional Shares shall be granted or delivered pursuant to the Plan or any Award. In the event an Award would result in a fractional Share, the number of Shares will be rounded down and the value of the fractional Share shall be paid to the Participant in cash.

12.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship with the Company or any of its Subsidiaries, nor will they interfere in any way with the Company’s, a Subsidiary’s, or the Participant’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Law.

13.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable period of time after the date of such grant.

14.Amendment and Termination of the Plan.

(a)Amendment and Termination. The Committee may at any time amend, alter, suspend or terminate the Plan.

(b)Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law.

(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. No amendment to the Plan shall be effective with respect to an Award that was issued prior to the adoption of the amendment and is outstanding as of such date, if, and to the extent that, such amendment would otherwise constitute a modification of the Award. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

15.Conditions for Issuance of Shares. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance.

16.Transferability of Awards. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Committee makes an Award transferable, the Award agreement will include, or shall be amended to include, such additional terms and conditions as the Committee deems appropriate.

17.Dissolution or Liquidation; Merger or Change in Control.

(a)Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(b)Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Committee determines, including, without limitation, that each Award be assumed, cancelled or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation. The Committee will not be required to treat all Awards similarly in the transaction.
Except as set forth in an Award agreement, in the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Committee will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Committee in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purpose of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of common stock for each Share held on the effective date of the transaction (and if the holders were offered a choice consideration, the type consideration chosen by the holders of a majority of outstanding Shares); provided; however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or performance-based Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the Change in Control.
Notwithstanding anything in this subsection (b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

18.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which requisite authority will not have been obtained.

19.Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Texas, but without regard to its conflict of law provisions.

Amended and Restated Plan approved by the Compensation Committee as of [DATE].
Approved by the shareholders of the Company as of [DATE].

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

VERITEX HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 10:59 p.m., Central Time, on May 20, 2019.

INTERNET/MOBILE — www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL 1, 2, 3, 4, AND 6 AND "1 YEAR" FOR PROPOSAL 5, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. Election of Directors

(1) C. Malcolm Holland, III
(2) Pat S. Bolin
(3) William D. Ellis
(4) Ned N. Fleming, III
(5) Mark C. Griege
(6) Steven D. Lerner
(7) Manuel J. Mehos
(8) Gregory B. Morrison
(9) John T. Sughrue

FOR all Nominees listed to the left ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary) for all nominees listed to the left ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2. To approve the 2019 Amended and Restated Omnibus Incentive Plan. FOR ☐ AGAINST ☐ ABSTAIN ☐

3. To approve the issuance of shares of common stock underlying certain equity awards made in January 2019. FOR ☐ AGAINST ☐ ABSTAIN ☐

4. Advisory vote to approve the compensation of our named executive officers. FOR ☐ AGAINST ☐ ABSTAIN ☐

5. Advisory vote on the frequency of future advisory votes on executive compensation. 1 Year ☐ 2 Years ☐ 3 Years ☐ ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, 2, 3, 4 AND 6 AND RECOMMENDS A VOTE FOR "1 YEAR" FOR PROPOSAL 5.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2019**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.